                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            CONCENTREX INCORPORATED
                                       at
                              $7.00 Net Per Share
                                       by
                              JH ACQUISITION CORP.
                           a wholly owned subsidiary
                                       of
                            JOHN H. HARLAND COMPANY

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON FRIDAY, AUGUST 18, 2000,
                         UNLESS THE OFFER IS EXTENDED.

                             ---------------------

    THE OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF JULY 17, 2000, BY AND AMONG JOHN H. HARLAND COMPANY ("HARLAND"), JH ACQUISITION CORP. (THE "OFFEROR") AND CONCENTREX INCORPORATED ("CONCENTREX"). THE BOARD OF DIRECTORS OF CONCENTREX HAS APPROVED AND ADOPTED THE MERGER AGREEMENT REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED THEREBY, APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND DETERMINED THAT THE TERMS OF THE OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF CONCENTREX'S STOCKHOLDERS AND RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) TO THE OFFEROR.

    IN CONNECTION WITH THE MERGER AGREEMENT, THE OFFEROR AND HARLAND ENTERED INTO TENDER AGREEMENTS DATED AS OF JULY 17, 2000 (THE "TENDER AGREEMENTS"), WITH CERTAIN STOCKHOLDERS OF CONCENTREX (THE "TENDERING STOCKHOLDERS") WHO OWN APPROXIMATELY 8.27% OF THE SHARES THAT ARE OUTSTANDING AND 7.64% ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL "IN-THE-MONEY" STOCK OPTIONS). PURSUANT TO THE TENDER AGREEMENTS, SUCH STOCKHOLDERS HAVE AGREED TO TENDER SUCH SHARES PURSUANT TO THE OFFER.

                             ---------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE MORE THAN FIFTY (50%) PERCENT OF THE SHARES THAT ARE OUTSTANDING DETERMINED ON A FULLY DILUTED BASIS, (II) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND (III) THE SATISFACTION OR WAIVER OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

                             ---------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as hereinafter defined) or follow the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                             ---------------------

                    The Information Agent for the Offer is:

                         (georgeson shareholder. LOGO)

July 21, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary Term Sheet..........................................     1
Introduction................................................     5
The Tender Offer............................................     7
   1.  Term of the Offer; Expiration Date...................     7
   2.  Acceptance for Payment and Payment of Shares.........     8
   3.  Procedure for Accepting the Offer and Tendering
       Shares...............................................     9
   4.  Withdrawal Rights....................................    12
   5.  Certain United States Federal Income Tax
       Consequences.........................................    12
   6.  Price Range of Shares; Dividends.....................    14
   7.  Certain Information Concerning Concentrex............    14
   8.  Certain Information Concerning the Offeror and
       Harland..............................................    16
   9.  Source and Amount of Funds...........................    18
  10.  Background of the Offer; Contacts with Concentrex....    18
  11.  The Merger Agreement and Tender Agreements ..........    20
  12.  Purpose of the Offer; the Merger; Plans for
       Concentrex...........................................    28
  13.  Dividends and Distributions..........................    29
  14.  Effect of the Offer on the Market for the Shares,
       Stock Exchange Listing and Exchange Act
       Registration.........................................    30
  15.  Certain Conditions of the Offer......................    31
  16.  Certain Legal Matters and Regulatory Approvals.......    32
  17.  Fees and Expenses....................................    34
  18.  Miscellaneous........................................    34
ANNEX I -- Certain Information Concerning the Directors and
  Executive Officers of the Offeror and Harland.............    35
APPENDIX A -- Agreement and Plan of Merger dated as of July
  17, 2000 among Harland, the Offeror and Concentrex........   A-1
APPENDIX B -- Form of Tender Agreement dated as of July 17,
  2000......................................................   B-1

                               SUMMARY TERM SHEET

     JH Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of Concentrex Incorporated for $7.00 per share in cash. Through a question and answer format, this Summary Term Sheet is designed to explain to you, the stockholders of Concentrex, a number of important terms of the proposed transaction. This Summary Term Sheet serves only as an introduction, and we urge you to carefully read the remainder of the Offer to Purchase and the accompanying Letter of Transmittal in order to fully educate yourself on the details of the proposed transaction. Cross-referenced text refers to sections within the Offer to Purchase, unless otherwise noted.

WHO IS OFFERING TO BUY THE COMMON STOCK OF CONCENTREX INCORPORATED?

     Our name is JH Acquisition Corp. We are an Oregon corporation formed for the purpose of making a cash tender offer for all of the outstanding shares of common stock of Concentrex. We are a wholly owned subsidiary of John H. Harland Company, a Georgia corporation. See "Introduction."

     Harland was founded in 1923 as a general printer and lithographer. Harland has its principal executive offices at 2939 Miller Road, Decatur, Georgia 30035. The common stock of Harland is listed on the New York Stock Exchange under the symbol "JH."

     Harland works with banks, credit unions, brokerage houses and financial software companies, providing these institutions with products and services that help strengthen relationships with their customers. These offerings range from financial printing (checks, forms and business products) to database marketing software, direct marketing, and loan and deposit origination software. Harland's subsidiary, Scantron Corporation, sells information management products and services, including optical mark reading equipment, scannable forms, survey solutions and field maintenance services. Scantron sells these products and services primarily to the financial, commercial and education markets.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER? HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to purchase all of the outstanding shares of common stock of Concentrex for $7.00 per share, net to you, in cash less any required withholding taxes and without interest. See "Introduction."

     If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares. See "Introduction."

WHAT IS THE PURPOSE OF THE TENDER OFFER?

     The purpose of the tender offer is to enable Harland to acquire control of, and the entire equity interest in, Concentrex. Following the offer, we intend to acquire any remaining equity interest in Concentrex that was not acquired during the tender offer. See "Introduction" and Section 12 ("Purpose of the Offer; the Merger; Plans for Concentrex").

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares that you validly tender unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents, in the aggregate, at least a majority of the shares of Concentrex's common stock.

     We are also not obligated to purchase any shares which you validly tender if, among other things: (i) Concentrex does not continue to operate its business in the ordinary course in a manner consistent with past practice or (ii) the applicable waiting period under applicable antitrust laws has not expired or been terminated. See Section 11 ("The Merger Agreement and Tender Agreements").

     We are also not obligated to purchase any shares you validly tender if any other conditions set forth in Section 15 ("Certain Conditions of the Offer") and discussed in Section 1 ("Terms of the Offer; Expiration Date") are not satisfied or waived.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     Our offer to purchase your shares expires at 12:00 midnight, New York City time, on Friday, August 18, 2000. This is called the initial expiration date. See Section 1 ("Terms of the Offer; Expiration Date"). If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase.

CAN WE EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE AND UNDER WHAT CIRCUMSTANCES?

     Yes. We can and may be required to extend the offer past the initial expiration date. If we do so, you will be able to tender your shares until 12:00 midnight, New York City time, on the new expiration date.

     Several terms, which were negotiated by the parties, define the circumstances in which we can extend the offer, including: (i) if any conditions to the offer have not been satisfied or waived, or (ii) if all of the conditions to the offer are satisfied and more than a majority of the shares, but less than 90% of the shares, of Concentrex's common stock have been validly tendered pursuant to the offer and are not withdrawn, in which case we may extend the offer for one week beyond the satisfaction of all other conditions. See Section 1 ("Terms of the Offer; Expiration Date").

HOW DO I FIND OUT IF THE OFFEROR EXTENDS THE OFFER?

     We will announce an extension no later than 9:00 a.m., New York City time, on the business day after a scheduled expiration date by issuing a press release to the Dow Jones News Service. See Section 1 ("Terms of the Offer; Expiration Date").

HOW DO I GET PAID FOR MY TENDERED SHARES?

     We will pay for the shares accepted for payment by depositing the purchase price with ChaseMellon Shareholder Services, L.L.C. (who is the depositary in the offer). ChaseMellon will transmit to you the payment for all shares accepted for payment. See Section 2 ("Acceptance for Payment and Payment for Shares").

HOW DO I TENDER MY SHARES?

     To tender your shares in the offer, you must:

     - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions on the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents to ChaseMellon;

     - tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

     - if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to ChaseMellon prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     You can withdraw your tendered shares at any time on or prior to a scheduled expiration date. After the offer expires, the tender is irrevocable unless we have not accepted for payment your shares by September 19, 2000. At and after this date, you can withdraw your tendered shares unless and until we accept them for payment. See Section 4 ("Withdrawal Rights").

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw your shares, you must deliver to ChaseMellon written, telegraphic or facsimile transmission notice of withdrawal that specifies your name, the number of shares being withdrawn and the name of the registered holder of the shares, if different from the person who tendered the shares. See Section 4 ("Withdrawal Rights").

WHAT ARE THE TAX CONSEQUENCES OF THE SALE OF SHARES TO THE OFFEROR THROUGH THE OFFER?

     The sale of shares to us through the offer is a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash that you receive from us for the shares and the tax basis of your shares.

     We encourage you to consult with your own tax advisor about the particular effect our offer will have on you. See Section 5 ("Certain United States Federal Income Tax Consequences").

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On July 14, 2000, the last full trading day before we announced the offer, the closing price per share of Concentrex's common stock on the Nasdaq National Market System was $4.00. On July 20, 2000, the last full trading day before we commenced the offer, the closing price per share of Concentrex's common stock on the Nasdaq National Market System was $6.72.

     Between April 1, 1999 and July 14, 2000, the sale price of a share of Concentrex's common stock ranged between $3.75 and $18.69.

     We encourage you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 6 ("Price Range of Shares; Dividends").

WHAT IS THE TOTAL AMOUNT OF FUNDS THAT WILL BE REQUIRED TO CONSUMMATE THE PROPOSED TRANSACTION?

     We estimate that the total amount of funds required to purchase all outstanding shares (on a fully diluted basis) pursuant to the offer, to repay outstanding indebtedness and to pay fees, expenses and other obligations related to the offer and the merger will be approximately $140 million.

DOES THE OFFEROR HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We will obtain all necessary funds through capital contributions or advances by Harland. Harland will have sufficient funds from cash on hand and funds from Harland's credit facility to fully fund the offer and the subsequent merger. See Section 9 ("Source and Amount of Funds").

IS THE OFFEROR'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER SHARES IN THE OFFER?

     We do not think Harland's or our financial condition is relevant to your decision whether to tender shares and accept the offer because: (1) the offer consists solely of cash, (2) the offer is not subject to any financing condition, (3) Harland will have adequate cash and credit facilities available, and (4) the offer is for all outstanding shares of Concentrex's common stock.

WHAT DOES CONCENTREX'S BOARD OF DIRECTORS THINK OF THE TENDER OFFER AND MERGER?

     On July 14, 2000, the board of directors of Concentrex determined that the offer and the merger were fair to you and in your best interests.

     Concentrex's board of directors recommends that you accept the offer and tender your shares and/or vote to approve the merger. See "Introduction" and
Section 12 ("Purpose of the Offer; the Merger; Plans for Concentrex").

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

     Yes. Stockholders holding 457,492 shares of common stock of Concentrex have entered into tender agreements in which they have agreed to tender such shares in the offer. The Tender Agreements also contain other provisions designed to encourage those stockholders to tender all of their shares in the offer. See "Introduction" and Section 10 ("Background of the Offer; Contacts with Concentrex").

IF AT LEAST A MAJORITY OF THE SHARES OF COMPANY STOCK ARE TENDERED AND ACCEPTED FOR PAYMENT, WHAT HAPPENS TO CONCENTREX AFTER THE OFFER?

     Harland, Concentrex and we have entered into a merger agreement that provides for us to merge with and into Concentrex. The merger is dependent on stockholders owning at least a majority of the shares of Concentrex's common stock outstanding on the record date (set to determine those persons entitled to vote on the merger) voting in favor of the merger. If the offer is successful, we will own at least a majority of the shares of outstanding common stock of Concentrex. We have agreed to vote these shares in favor of the merger.

     Therefore, if we acquire at least a majority of the shares of Concentrex's common stock pursuant to the offer, we will merge with and into Concentrex. Once the merger takes place, Concentrex will no longer be publicly owned. Concentrex will become a wholly owned subsidiary of Harland. In such case, Concentrex's common stock will no longer be traded through the Nasdaq National Market System or on any other securities exchange. See "Introduction" and Section 14 ("Effect of the Offer on the Market for the Shares, Stock Exchange Listing and Exchange Act Registration").

     This Offer to Purchase also constitutes notice to you under Section 60.491(3)(c) of the Oregon Business Corporation Act that if we acquire at least 90% of the outstanding shares of Concentrex, we will cause the merger to become effective without any further notice to Concentrex's stockholders. See Appendix A (the Agreement and Plan of Merger).

IF I DECIDE NOT TO TENDER BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

     If the offer is successful and the subsequent merger occurs, stockholders who do not tender will receive the merger consideration per share of Concentrex common stock described below. See Section 14 ("Effect of the Offer on the Market for the Shares, Stock Exchange Listing and Exchange Act Registration") and
Section 16 ("Certain Legal Matters and Regulatory Approvals").

WHAT WILL BE PAID TO STOCKHOLDERS OF CONCENTREX IN THE MERGER AND WHAT IS THE FORM OF PAYMENT?

     Stockholders of Concentrex who exchange their shares of common stock in the merger will receive the same amount they would have received had they tendered their shares in the offer -- $7.00 per share, net in cash without interest.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     Stockholders can call Georgeson Shareholder Communications Inc. at (800) 223-2064. Georgeson is acting as the information agent for the offer.

TO THE STOCKHOLDERS OF CONCENTREX INCORPORATED:

                                  INTRODUCTION

     JH Acquisition Corp., an Oregon corporation (the "Offeror") and a wholly owned subsidiary of John H. Harland Company, a Georgia corporation ("Harland"), hereby offers to purchase all of the outstanding shares of common stock, no par value (the "Shares"), of Concentrex Incorporated, an Oregon corporation ("Concentrex"), at a purchase price of $7.00 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Offeror will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C. which is acting as the depositary (in such capacity, the "Depositary") and Georgeson Shareholder Communications Inc., which is acting as the information agent (in such capacity, the "Information Agent"), incurred in connection with the Offer.

     THE BOARD OF DIRECTORS OF CONCENTREX (THE "BOARD OF DIRECTORS") HAS APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF CONCENTREX, AND RECOMMENDS THAT ALL HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Board of Directors of Concentrex has received the written opinion dated July 14, 2000, of Allen & Company Incorporated, financial advisor to Concentrex, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $7.00 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Harland and its affiliates) is fair, from a financial point of view, to such holders. A copy of such opinion is attached to Concentrex's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the stockholders of Concentrex concurrently herewith. Holders of Shares are urged to read the opinion carefully in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) MORE THAN FIFTY PERCENT (50%) OF THE OUTSTANDING SHARES OF COMMON STOCK (DETERMINED ON A FULLY DILUTED BASIS) OF CONCENTREX (THE "MINIMUM CONDITION"). FOR PURPOSES HEREOF, SHARES ON A FULLY DILUTED BASIS MEANS ALL OUTSTANDING SECURITIES ENTITLED GENERALLY TO VOTE IN THE ELECTION OF DIRECTORS OF CONCENTREX, AFTER GIVING EFFECT TO THE EXERCISE OF ALL "IN-THE-MONEY" OPTIONS EXERCISABLE INTO SUCH SHARES WITH AN EXERCISE PRICE LESS THAN $7.00 PER SHARE AND THE VESTING OF EMPLOYEE OPTIONS. THE OFFER IS ALSO SUBJECT TO THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE SATISFACTION OR WAIVER OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15. IF THE OFFEROR PURCHASES AT LEAST THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF CONCENTREX. SEE SECTION 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 17, 2000 (the "Merger Agreement"), among Harland, the Offeror and Concentrex. The Merger Agreement provides, among other things, for the making of the Offer by the Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Oregon Business Corporation Act (the "OBCA"), the Offeror will be merged with and into Concentrex (the "Merger"). Following the Merger, Concentrex will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of Harland, and the separate corporate existence of the Offeror will cease. Pursuant to the Merger Agreement, Concentrex has also agreed, if the Offeror or any other subsidiary of Harland acquires at least 90% of the outstanding Shares, the parties shall, at the request of Harland, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of Concentrex's stockholders in accordance with Section 60.491 of the OBCA (a "Short-Form Merger"). See Section 11.

     THIS OFFER TO PURCHASE ALSO CONSTITUTES NOTICE UNDER SECTION 60.491(3)(C) OF THE OBCA THAT, IF THE OFFEROR OR ANY OTHER SUBSIDIARY OF HARLAND ACQUIRES AT LEAST 90% OF THE OUTSTANDING SHARES, HARLAND WILL CAUSE THE SHORT-FORM MERGER TO BECOME EFFECTIVE WITHOUT ANY FURTHER NOTICE TO STOCKHOLDERS OF CONCENTREX. SEE APPENDIX A (THE MERGER AGREEMENT).

     In connection with the Merger Agreement, the Offeror and Harland entered into Tender Agreements dated as of July 17, 2000 (the "Tender Agreements"), with each of the following stockholders: Matthew W. Chapman, Robert P. Chamness and Robert T. Jett (the "Tendering Stockholders"). Pursuant to the Tender Agreements, the Tendering Stockholders have agreed to tender an aggregate of 457,952 Shares owned by the Tendering Stockholders (the "Committed Shares") and have agreed to vote the Committed Shares in favor of the Merger and otherwise in the manner directed by the Offeror. The Committed Shares represent approximately 7.64% of the Shares that as of July 17, 2000 were issued and outstanding on a fully diluted basis (assuming the exercise of all "in-the-money" stock options). The Merger Agreement and the Tender Agreements are more fully described in
Section 11.

     The Merger Agreement provides that, promptly after the Offeror acquires Shares which represent at least the Minimum Condition, the Offeror will be entitled to designate such number of directors on the Board of Directors of Concentrex, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as will make the percentage of Concentrex's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Harland or any of its subsidiaries, and Concentrex shall, at such time, cause the Offeror's designees to be so elected by its existing Board of Directors. Concentrex has agreed, at the option of the Offeror, either to increase the size of the Board of Directors of Concentrex and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board. In addition, Concentrex shall cause to be delivered to Harland resignations of all of the directors of Concentrex's subsidiaries to be effective upon the purchase of Shares that represent the Minimum Condition pursuant to the Offer and shall appoint new directors nominated by the Offeror to fill such vacancies. Following the election or appointment of the Offeror's designees to the Board of Directors of Concentrex and prior to the Effective Time (as defined herein), the affirmative vote of the directors of Concentrex who are not designees of the Offeror shall be required by Concentrex to (i) amend or terminate the Merger Agreement by Concentrex, (ii) exercise or waive any of Concentrex's rights or remedies under the Merger Agreement or (iii) extend the time for performance of Harland's and the Offeror's respective obligations under the Merger Agreement.

     Concentrex has represented to Harland that, as of July 17, 2000, there were
(i) 5,538,661 Shares issued and outstanding and (ii) an estimated 456,856 Shares reserved for issuance upon the exercise of outstanding "in-the-money" stock options. Based upon the foregoing, the Offeror believes that approximately 2,997,759 Shares constitute a majority of the outstanding Shares on a fully diluted basis.

     If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Offeror will own a number of Shares to insure that the Merger will be approved. Under Section 60.491 of the OBCA, if, after consummation of the Offer, the Offeror owns at least 90% of the Shares then outstanding, the Offeror will be able to cause the Merger to occur without a vote of the stockholders of Concentrex. As of the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Harland or any other direct or indirect wholly owned subsidiary of Harland, which shall be canceled) will be converted into the right to receive from the Surviving Corporation the Offer Price. If, however, after consummation of the Offer, the Offeror owns less than 90% of the then outstanding Shares, a vote of Concentrex's stockholders will be required under the OBCA to approve the Merger, and a significantly longer period of time will be required to effect the Merger.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror hereby offers to purchase all of the Shares at a price of $7.00 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon, and will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, August 18, 2000, unless the Offeror (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HSR ACT AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND HARLAND IF CERTAIN EVENTS OCCUR. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE OFFEROR RESERVES THE RIGHT TO MODIFY THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE OFFEROR RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (II) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Under the terms of the Merger Agreement, the Offeror may not, without the consent of Concentrex, reduce the Offer Price, extend the Offer (except as described in the next sentence), change the form of consideration payable in the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares in any material respect. Notwithstanding the foregoing, the Offeror may, without the consent of Concentrex, (i) extend the Offer, if at the scheduled or extended Expiration Date of the Offer any of the conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission staff applicable to the Offer and
(iii) if all Offer conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares on a fully diluted basis, extend the Offer for up to one week in order to permit the Offeror to solicit additional Shares to be tendered in the Offer. Any change in the terms or conditions of the Offer that is adverse to the holders of the Shares in any material respect (including a decrease in the Offer Price or the imposition of a new material condition to the Offer) by the Offeror shall require the prior written consent of Concentrex.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that is significant, such as the Offer Price and the percentage of securities sought, a minimum ten business day period may be required to allow for adequate dissemination to stockholders and investor response.

     In addition, the Offeror may, at its sole option, after the date the Shares are purchased pursuant to the Offer commence a subsequent offer pursuant to Rule 14d-11 of the Exchange Act to purchase additional Shares prior to the consummation of the Merger. If the Offeror commences a subsequent offer, all Shares tendered in the subsequent offer would be immediately accepted and paid for as they are tendered at the Offer Price. Any subsequent offer must remain open for a minimum of three and a maximum of twenty business days.

     Concentrex has provided the Offeror with Concentrex's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Offeror to record holders of Shares whose names appear on Concentrex's shareholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered and not properly withdrawn in accordance with Section 4 prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation, the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act. In addition, subject to applicable rules of the Commission, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16 or to comply in whole or in part with applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the appropriate Letter of Transmittal, properly completed and duly executed (or a facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and
(iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

     Stockholders who cannot comply on a timely basis with the foregoing procedures for acceptance of the Offer may deposit share certificates pursuant to the procedures set forth below for guaranteed delivery.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the

Offer is delayed or the Offeror is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Offeror's rights set forth herein, the Depositary may nevertheless, on behalf of the Offeror and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the expiration date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tenders. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In addition either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or by any other bank, broker, dealer, credit union, savings organization or other entity which is an "eligible guarantor institution" as such term defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder, the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Offeror is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day," for purposes of the preceding sentence, is any day on which the Nasdaq Stock Market's National Market System (the "Nasdaq") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for, or of Book-Entry Confirmation of the delivery of, such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer or the Merger. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%.

     All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror in its sole discretion, which determination shall be final and binding on all parties. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of the Offeror be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer subject to applicable law and the limitations set forth in the Merger Agreement, or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Harland, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's agent, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to exercise all voting and other rights of the stockholder as each such attorney and proxy or his substitute shall in his sole judgment deem proper, with respect to all of the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney, proxies and written consents granted by the stockholder at any time with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney or proxies may be given or written consent executed by such stockholder (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of Concentrex's stockholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Offeror that (a) such stockholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after September 19, 2000. If acceptance of any Shares tendered is delayed for any reason or if the Offeror is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as set forth in this Section 4. Any such delay in acceptance for payment will be accomplished by extension of the Offer to the extent required by law.

     For withdrawal of Shares tendered pursuant to the Offer to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if certificates have been tendered) the name in which the certificates are registered, if different from that of the person who tendered the Shares. If certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the stockholder must submit the serial numbers shown on the certificates evidencing the Shares to be withdrawn to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Harland, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change possibly on a retroactive basis. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations, mutual funds and broker-dealers) who might be subject to special rules. This discussion does not discuss the United States federal income tax consequences to a beneficial owner of Shares who, for

United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference (if any) between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in case of the Merger). The excess of net long-term capital gains over net short-term capital losses is currently taxed at a maximum rate of 20% for noncorporate taxpayers.

     Payments in connection with the Offer or the Merger might be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's United States federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

     Harland and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Harland or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Harland or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Harland or the Offeror.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     According to Concentrex's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K"), the Shares have been traded on Nasdaq under the symbol "CCTX." Nasdaq is the principal market for the Shares. The following table sets forth, for the periods indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service.

                                                               HIGH        LOW
                                                               ----       ------
1998:
  First Quarter.............................................  $17.25      $12.00
  Second Quarter............................................  $18.69      $14.50
  Third Quarter.............................................  $17.75      $ 9.00
  Fourth Quarter............................................  $14.25      $ 9.88
1999:
  First Quarter.............................................  $14.00      $10.50
  Second Quarter............................................  $18.00      $ 8.88
  Third Quarter.............................................  $13.75      $ 9.63
  Fourth Quarter............................................  $10.38      $ 5.25
2000:
  First Quarter.............................................  $ 9.88      $ 6.75
  Second Quarter............................................  $ 7.28      $ 3.75
  Third Quarter (through July 20, 2000).....................  $ 6.75      $ 3.92

     On July 14, 2000, the last full trading day prior to announcement of the Offer, the last reported closing sales price of the Shares on Nasdaq was $4.00. On July 20, 2000, the last full trading day before commencement of the Offer, the last reported closing sales price of the Shares on Nasdaq was $6.72. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Concentrex has not declared or paid any dividends on the Shares since its initial public offering.

7. CERTAIN INFORMATION CONCERNING CONCENTREX.

     Concentrex's predecessor, CFI ProServices, Inc., an Oregon corporation, was incorporated under the laws of the State of Oregon in 1978. Concentrex's principal executive offices are located at 400 SW Sixth Avenue, Portland, Oregon 97204. Concentrex changed its name to Concentrex Incorporated in 2000. Concentrex delivers a broad range of traditional software and services integrated with leading dot.com solutions. Concentrex combines in one company, real-time information management technology, integrated software solutions for branch automation, loan origination, new account opening, cross-selling, sales and service, call centers, and on-line financial services ranging from internet banking and billing payment to personal financial management and e-commerce. Concentrex serves over 5,000 financial institutions of all types and sizes in the United States. Of the nation's twenty largest financial institutions, thirteen use systems designed by Concentrex. More than half of all U.S. banks use Concentrex's products as do nearly 1,000 credit unions. In 1993, Concentrex made its initial public offering of common stock, which currently trades on Nasdaq under the symbol "CCTX."

     Certain Financial Projections for Concentrex. Prior to entering into the Merger Agreement, Harland conducted a due diligence review of Concentrex and in connection with such review received certain non-public information provided by Concentrex, including certain projected financial information (the "Projections") for the years ending December 31, 2000 through 2002 and preliminary results for the three and six months ended June 30, 2000, each as set forth below. Concentrex does not in the ordinary course publicly disclose projections and the Projections were not prepared with a view to public disclosure. Accordingly, none of Concentrex, Harland or the Offeror intends to, and specifically declines any obligation to, update or otherwise revise the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the Projections are shown to be in error. Also, none of Concentrex, Harland or the Offeror intends to, and specifically declines any obligation to, update or revise the Projections to reflect changes in general economic or industry conditions. Concentrex has advised Harland and the Offeror that the Projections represent what Concentrex believes to be a reasonable estimate of Concentrex's future financial performance and reflect significant assumptions and subjective judgments by Concentrex's management regarding industry performance and general business and economic conditions. The Projections do not give effect to the Offer or the potential combined operations of Harland and Concentrex. The Projections are set forth below in this Offer to Purchase for the limited purpose of giving the holders of the Shares access to the material financial projections prepared by Concentrex's management that were made available to Harland and the Offeror in connection with the Merger Agreement and the Offer. HARLAND AND THE OFFEROR, AFTER DISCUSSIONS WITH CONCENTREX, BELIEVE THAT THE PROJECTIONS WOULD NOT BE ATTAINABLE FOR CONCENTREX ON A STAND-ALONE BASIS.

                            CONCENTREX INCORPORATED
                        PROJECTED FINANCIAL PERFORMANCE

                                                                  YEAR ENDING DECEMBER 31,
                                                              --------------------------------
                                                                2000        2001        2002
                                                              --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
REVENUE.....................................................  $134,009    $172,946    $211,224
COST OF REVENUE.............................................    47,185      46,156      48,445
                                                              --------    --------    --------
  Gross Profit..............................................    86,824     126,790     162,779
OPERATING EXPENSES
  Sales and marketing.......................................    23,279      24,463      26,768
  Product development.......................................    36,514      41,382      43,591
  General and administrative................................    22,276      27,226      32,354
  Goodwill amortization.....................................     3,675       3,250       3,250
  Software amortization.....................................     3,034       1,403       1,093
  Unfunded R&D initiative...................................        --       6,000      20,000
                                                              --------    --------    --------
  Total Operating Expenses..................................    88,778     103,724     127,056
  Income from Operations....................................   (1,954)      23,066      35,723

     In addition, Concentrex provided to Harland certain preliminary results for the three and six months ended June 30, 2000. The preliminary results are unaudited and are subject to change. Preliminary revenue for Concentrex was $30.1 million and $63.1 million for the three and six months ended June 30, 2000, respectively. Revenue from the Software Products and Services Group was $27.1 million and $56.7 million for the three and six months ended June 30, 2000, respectively. Revenue from the e-Commerce Group was $3.0 million and $6.4 million for the three and six months ended June 30, 2000, respectively. Preliminary net loss applicable to common stockholders was $6.3 million and $7.3 million for the three and six months ended June 30, 2000, respectively.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

     Certain matters discussed and statements made herein may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and actual results may differ materially from those contemplated by such forward-looking statements. Forward-looking statements include the information set forth above in "Certain Financial Projections for Concentrex." Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions. Such statements should be viewed with caution.

     While presented with numerical specificity, the Projections are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of Concentrex, Harland or the Offeror. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results may vary materially from those shown above. Harland and the Offeror, after discussions with Concentrex believe that the Projections would not be attainable for Concentrex on a stand-alone basis.

     In addition, the Projections were not prepared in accordance with generally accepted accounting principles, and neither Concentrex's nor Harland's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for, and disclaims any association with, the Projections. The Projections were prepared with a limited degree of precision and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which could require a more complete presentation of data than as shown above. The inclusion of the Projections herein should not be regarded as a representation by Harland and the Offeror or any other person that the projected results will be achieved or that anyone who received the Projections consider them a reliable prediction of future operating results, and the Projections should not be relied upon as such. The Projections should be read in conjunction with the historical financial information of Concentrex included above and in the reports and other documents of Concentrex that may be obtained from the offices of the Commission in the manner set forth below under "Available Information." None of Harland, the Offeror or any other person assumes any responsibility for the accuracy, completeness or validity of the foregoing Projections.

     Available Information. Concentrex is subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Concentrex's directors and officers, their remuneration, options granted to them, the principal holders of Concentrex's securities and any material interest of such persons in transactions with Concentrex is required to be disclosed in such proxy statements and distributed to Concentrex's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Except as otherwise noted in this Offer to Purchase, all of the information with respect to Concentrex set forth in this Offer to Purchase has been derived from publicly available information.

8. CERTAIN INFORMATION CONCERNING THE OFFEROR AND HARLAND.

     The Offeror, an Oregon corporation and a wholly owned subsidiary of Harland, was newly organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and commencement of the Offer. The Offeror has its principal executive offices at 2939 Miller Road, Decatur, Georgia 30035. The telephone number for the Offeror at such offices is (770) 981-9460. Harland owns 100% of the outstanding voting stock of the Offeror.

     Harland was founded in 1923 as a general printer and lithographer. Harland is incorporated under the laws of Georgia and has its principal executive offices at 2939 Miller Road, Decatur, Georgia 30035. The telephone number for Harland is (770) 981-9460. The common stock of Harland is listed on the New York Stock Exchange under the symbol "JH."

     Harland works with banks, credit unions, brokerage houses and financial software companies, providing these institutions with products and services that help strengthen relationships with their customers. These offerings range from financial printing (checks, forms and business products) to database marketing software, direct marketing, and loan and deposit origination software. Harland's subsidiary, Scantron Corporation ("Scantron"), sells information management products and services, including optical mark reading equipment, scannable forms, survey solutions and field maintenance services. Scantron sells these products and services primarily to the financial, commercial and education markets.

     Harland serves its major markets through two primary business segments:
Financial Services and Scantron.

     The Financial Services segment focuses on providing products and services to financial institutions, including banks, credit unions, brokerage houses and financial software companies. These offerings range from financial printing (checks, forms and business documents) to database marketing systems, direct marketing campaign management, and loan and deposit origination software.

     Scantron was founded in 1972 and acquired by Harland in 1988. Scantron provides products and services utilized primarily in the areas of surveying, assessment and data collection for financial, commercial and educational institutions. These primary offerings include scannable forms, financial optical mark readers, application software and maintenance services.

     In June 2000, a wholly owned subsidiary of Harland purchased 100 Shares on the open market using funds from working capital.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of the Offeror and Harland and certain other information are set forth in Annex I hereto. Except as described in this Offer to Purchase and in Annex I hereto, none of Harland, the Offeror or, to the best knowledge of such corporations, any of the persons listed on Annex I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as provided in the Merger Agreement, the Tender Agreements or as otherwise described in this Offer to Purchase, (i) none of Offeror, Harland or, to the best knowledge of Offeror and Harland, any of the persons listed in Annex I to this Offer to Purchase or any associate or majority owned subsidiary of the Offeror, Harland or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of the Offeror, Harland or, to the best knowledge of the Offeror and Harland, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or the Tender Agreements and as otherwise described in this Offer to Purchase, none of the Offeror, Harland nor, to the best knowledge of the Offeror and Harland, any of the persons listed in Annex I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of Concentrex, including, but not limited to, the transfer or voting of such securities, joint venture, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, neither the Offeror nor Harland nor, to the best knowledge of the Offeror and Harland, any of the persons listed on Annex I hereto, has had any transaction with Concentrex or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Offeror, Harland, or any of their respective subsidiaries or, to the best knowledge of the Offeror and Harland, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Concentrex or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of Concentrex's securities, an election of Concentrex's directors or a sale or other transfer of a material amount of assets of Concentrex.

     Available Information. Harland is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Harland's directors and officers, their remuneration, options granted to them, the principal holders of Harland's securities and any material interest of such persons in transactions with Harland is required to be disclosed in such proxy statements and distributed to Harland's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http:// www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

9. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The Offeror estimates that the total amount of funds required to purchase all outstanding Shares (on a fully diluted basis) pursuant to the Offer, to repay outstanding indebtedness and to pay fees, expenses and other obligations related to the Offer and the Merger will be approximately $140 million. The Offeror plans to obtain all funds needed for the Offer and the Merger through capital contributions or advances made by Harland. Harland plans to obtain a portion of the funds for such capital contributions or advances from its available cash and from working capital and expects to obtain the balance of such funds required to purchase the Shares from a new credit facility.

     Harland expects to enter into a new credit facility arrangement with SunTrust Bank. The credit facility is expected to consist of a $225,000,000 senior revolving credit facility. All present and future direct and indirect wholly owned domestic subsidiaries of Harland (including, after consummation of the Merger, Concentrex) would become guarantors under the facility. The proceeds from the facility would be used to refinance existing debt, for the acquisition of Concentrex, for future permitted acquisitions and for working capital and general corporate purposes. The facility would terminate five years from the closing of the facility. The facility would be unsecured (other than a pledge of 65% of the stock of material non-domestic subsidiaries), with a negative pledge on all present and future assets.

     Harland expects to be entitled to select between the following interest rate options: (i) the base rate or (ii) a rate based on LIBOR. The base rate is expected to equal the higher of (i) the rate at which SunTrust Bank announces from time to time as its prime lending rate or (ii) the federal funds rate plus one-half of one percent per annum.

     The definitive documentation is expected to contain conditions precedent, representations and warranties, covenants, events of default and other provisions customary for such financings. Harland expects the financing to close immediately prior to the purchase of Shares pursuant to the Offer.

     While the foregoing represents the current intention of Harland and the Offeror with respect to such funds, such financial arrangements may change depending on such factors as Harland and the Offeror may deem appropriate.

10. BACKGROUND OF THE OFFER; CONTACTS WITH CONCENTREX.

     On December 7 and 8, 1999, representatives of Harland met representatives of Concentrex at a retail banking conference and discussed Concentrex's recent acquisitions and upcoming product releases.

     On January 20, 2000, at Harland's quarterly board of directors meeting, members of Harland's management discussed Concentrex as a potential acquisition candidate. Harland's board agreed that management should initiate contact with Concentrex and explore a potential transaction between Harland and Concentrex.

     In late January, 2000, Harland's Chief Executive Officer, Timothy C. Tuff, had a conversation with Concentrex's Chairman and Chief Executive Officer, Matthew W. Chapman. They discussed the business direction of the two companies, potential synergies, and the possibility of a transaction between Harland and Concentrex. At the conclusion of the conversation, Mr. Chapman stated that Concentrex was committed to an independent path but that he would consider the discussion.

     In late January, 2000, Mr. Chapman, through his assistant, advised Mr. Tuff that Concentrex was committed to an independent path, and that no further discussions would be appropriate.

     On April 27, 2000, Mr. Tuff and other members of Harland's management had a discussion with certain members of Harland's board regarding growth aspirations and transaction possibilities for Harland, including Concentrex.

     On April 28, 2000, at Harland's quarterly board of directors meeting, Mr. Tuff updated the board on the consideration of a transaction with Concentrex.

     On May 15, 2000, Daniel Chu of UBS Warburg LLC, Harland's investment advisor, contacted Eran Ashany of Allen & Company, Concentrex's investment advisor, who is also a member of Concentrex's board of directors, and requested a meeting regarding possible strategic alternatives for Concentrex. At that time, UBS Warburg LLC was not formally retained by Harland, but was aware of Harland's interest in Concentrex.

     On May 18, 2000, Mr. Tuff and other members of Harland's management again had a discussion with a member of Harland's board of directors regarding growth aspirations and transaction possibilities for Harland, including Concentrex.

     On May 23, 2000, Mr. Chu met with Mr. Ashany and discussed the potential of a transaction between Harland and Concentrex. Mr. Ashany stated that Concentrex was investigating potential alternatives for the business and would get back with Mr. Chu within two weeks to let him know if further discussions were appropriate.

     On June 1, 2000, Mr. Ashany communicated to Mr. Chu that Concentrex was still investigating alternatives and that it might take longer than the originally communicated two weeks.

     On June 5, 2000, Mr. Tuff sent Mr. Chapman a letter expressing Harland's interest in a potential transaction with Concentrex.

     On June 9, 2000, Harland retained UBS Warburg LLC as its investment advisor with respect to the potential acquisition by Harland of Concentrex.

     On June 14, 2000, Mr. Ashany called Mr. Chu to communicate that Concentrex's board of directors was aware of the letter, and that it was well received.

     On June 16, 2000, Mr. Ashany called Mr. Chu and stated that Concentrex was interested in meeting with Harland to discuss the potential acquisition of Concentrex by Harland.

     On June 21, 2000, management team members from Harland and representatives from UBS Warburg LLC met with management team members from Concentrex and Mr. Ashany, who was now representing Concentrex as an investment advisor. The two groups discussed business direction, potential synergies, and the possible acquisition of Concentrex by Harland. The two teams agreed to an accelerated diligence process to begin the following week and to last two to three weeks.

     On June 23, 2000, Harland and Concentrex signed a mutual confidentiality agreement and on June 26, 2000, Harland commenced diligence on Concentrex. Active diligence continued from that date through July 14, 2000.

     On June 30, 2000, Mr. Ashany spoke with Mr. Chu to discuss the progress on the diligence process. Mr. Ashany expressed an increasing urgency to the timing of the discussions. After multiple conversations over the weekend, the two agreed that diligence should continue, but that pricing discussions and preliminary drafting of the definitive agreement should begin during the diligence time period.

     On July 6, 2000, Harland submitted a non-binding proposal letter to Concentrex regarding the potential acquisition of Concentrex by Harland at a tender price of $5.50 per Share. The letter also contained a request for a 21-day exclusivity period in order to complete due diligence and execute a definitive agreement. On July 7, 2000, Mr. Ashany contacted Mr. Chu and told him that Concentrex rejected the $5.50 per Share offer. Mr. Ashany also told Mr. Chu that Concentrex would not agree to a 21-day exclusivity period. Mr. Chu withdrew the request for exclusivity. Over the next several days, representatives of Concentrex and Harland clarified various details regarding Concentrex's financial structure.

     On July 10, 2000, Harland's board of directors discussed the potential acquisition of Concentrex with management team members and approved negotiation of a definitive agreement, subject to certain limits and final board approval.

     On July 12 through July 14, representatives of Harland and Concentrex met to negotiate the definitive terms of the transaction, including the purchase price. On July 14, 2000, Harland's board of directors formally approved the proposed acquisition, at a tender offer price of $7.00 per Share, subject to finalization of the definitive agreement. Also on July 14, 2000, the board of directors of Concentrex met and (i) determined that the Merger Agreement, the Tender Agreements and the transactions contemplated thereby, including the Offer and the Merger, are advisable and are fair to, and in the best interests of, the stockholders of Concentrex, (ii) approved the Offer and the Merger and (iii) recommended that stockholders of Concentrex accept the Offer and tender their Shares to the Offeror. On the evening of July 16, 2000, Harland and Concentrex signed a definitive agreement for the purchase by Harland of Concentrex at a tender price of $7.00 per share.

     On July 17, 2000, Harland and Concentrex announced the definitive agreement prior to the opening of trading on the New York Stock Exchange and Nasdaq.

     On July 21, 2000, Harland and the Offeror commenced the Offer.

11. THE MERGER AGREEMENT AND TENDER AGREEMENTS.

     The following is a summary of the material terms of the Merger Agreement and Tender Agreements, which summary is qualified in its entirety by reference to the Merger Agreement and form of Tender Agreement, which are attached hereto as Appendix A and B, respectively.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable following the date of the execution thereof. The obligation of the Offeror to accept for payment the Shares tendered pursuant to the Offer is subject to (i) the Minimum Condition, (ii) any waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer and (iii) the satisfaction or waiver of certain other terms and conditions of the Offer. See Section 15. The Minimum Condition of the Offer is that at the expiration of the Offer, a number greater than fifty percent (50%) of the Shares (determined on a fully diluted basis), together with the Shares owned by the Offeror and Harland (or any other wholly owned subsidiary of Harland), shall have been validly tendered and not withdrawn.

     The Offeror expressly reserves the right to modify the terms of the Offer, except that, without the consent of Concentrex, the Offeror shall not, (i) make any change in the terms or conditions of the Offer that is adverse to the holders of the shares in any material respect, (ii) decrease the Offer Price per Share payable in the Offer, or (iii) impose material conditions on the Offer other than those set forth in Section 15. Notwithstanding the foregoing, the Offeror may, without the consent of Concentrex, (i) extend the Offer on one or more occasions, if at the scheduled Expiration Date any of the conditions to the Offeror's obligation to purchase the Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer on one or more occasions (but not beyond one week), if at the scheduled Expiration Date all conditions to the Offer shall have been satisfied but less than a number of Shares, together with the number of Shares owned by Harland and the Offeror representing ninety percent (90%) of the outstanding Shares, on a fully-diluted basis, shall have been tendered into the Offer. The rights reserved by the Offeror in this paragraph are in addition to the Offeror's rights to terminate the Offer as described in Section 15.

     In addition, the Offeror may, at its sole option, after the date the Shares are purchased pursuant to the Offer commence a subsequent offer pursuant to Rule 14d-11 of the Exchange Act to purchase additional Shares prior to the consummation of the Merger. If the Offeror commences a subsequent offer, all Shares tendered in the subsequent offer would be immediately accepted and paid for as they are tendered at the Offer Price. Any subsequent offer must remain open for a minimum of three and a maximum of twenty business days.

     The Merger. The Merger Agreement provides that subject to the terms and conditions thereof (and including those described in Section 15) and in accordance with the OBCA, the Offeror shall be merged with and into Concentrex at the

Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and Concentrex shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the OBCA.

     Pursuant to the Merger Agreement, as of the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (unless otherwise provided for) shall be converted automatically into the right to receive an amount in cash equal to $7.00 payable, without interest, less any required withholding taxes, upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement.

     Pursuant to the Merger Agreement, Concentrex shall, by written notice to each holder of an option to purchase Shares (the "Company Options"), offer to pay such holder upon consummation of the Merger, in exchange for the cancellation of all of such holder's Company Options (regardless of exercise price) upon the consummation of the Merger, an amount in cash determined by multiplying (A) the excess, if any, of the per share Offer Price over the applicable exercise price per share of Company Options owned by such holder by
(B) the number of Shares such holder could have purchased had such holder exercised such Company Options (with an exercise price less than the per share Offer Price) in full immediately prior to the consummation of the Merger, and all Company Options of such holder shall thereafter be canceled.

     In addition, as promptly as practicable following the execution of the Merger Agreement, and in any event prior to the Expiration Date, Concentrex shall amend its stock option plans and any other agreements pursuant to which Company Options have been granted to provide that (i) all Company Options with an exercise price less than the per share Offer Price shall vest upon the consummation of the Merger, (ii) upon the consummation of the Merger, each Company Option shall represent only the right to receive upon payment of the applicable exercise price, the per share Offer Price, in lieu of a Share and
(iii) other than with respect to the right to receive the per share Offer Price described in clause (ii) of this sentence, all Company Options shall be terminated upon consummation of the Merger.

     The Merger Agreement also provides that as promptly as practicable following the execution of the Merger Agreement, Concentrex shall use its best efforts to cause each director of Concentrex to agree to terminate and cancel all Company Options owned by such director with exercise prices equal to or in excess of the per share Offer Price upon consummation of the Merger.

     Promptly following the acceptance for payment of, and payment by Offeror for, Shares pursuant to the Offer, Concentrex shall, if requested to do so by Harland, redeem all of the outstanding shares of Series A Preferred Stock of Concentrex in accordance with its terms and shall irrevocably deposit funds sufficient to redeem such shares of Series A Preferred Stock in an account to pay for such redemption. Concurrently with the acceptance for payment of, and payment by the Offeror for, Shares pursuant to the Offer, if Harland requests that Concentrex redeem the Series A Preferred Stock, Harland shall by wire transfer of immediately available funds to an account designated by Concentrex, advance to Concentrex an amount equal to the amount necessary to redeem all outstanding shares of Series A Preferred Stock.

     The Merger Agreement also provides that, at the Effective Time, the Articles of Incorporation of the Offeror, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law or such Articles of Incorporation. At the Effective Time, the Bylaws of Concentrex, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, the Articles of Incorporation of the Surviving Corporation or such Bylaws. Stockholders of Concentrex are not entitled to dissenter's rights under Oregon law.

     The Merger Agreement provides that (i) the directors of the Offeror at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and (ii) the officers of the Offeror at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Stockholders' Meeting; Proxy Statement. The Merger Agreement provides, if the approval and adoption of the Merger Agreement by Concentrex's stockholders are required by law, Concentrex will, as soon as practicable following the consummation of the Offer (or the subsequent offer, if applicable), duly call, give notice of, convene and hold a stockholders' meeting for the purpose of considering the approval of the Merger Agreement and the transactions contemplated thereby. The Board of Directors of Concentrex will recommend to the stockholders the adoption or approval of the Merger Agreement and the Merger, shall solicit proxies in favor of the Merger Agreement and the Merger and shall take all other actions necessary or, in the reasonable judgment of Harland, helpful to secure the vote or consent of such holders required by the OBCA or the Merger Agreement, to effect the Merger and shall not withdraw such recommendation. In connection with such meeting, Concentrex will promptly prepare and file with the Commission and will thereafter mail to its stockholders as promptly as practicable a proxy statement of Concentrex (the "Proxy Statement") and all other proxy materials for such meeting. Notwithstanding the foregoing, if the Offeror acquires at least 90% of the outstanding Shares, the parties shall, at the request of Harland, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of Concentrex's stockholders in accordance with Section 60.491 of the OBCA.

     Except as expressly permitted by the Merger Agreement, neither the Board of Directors of Concentrex nor any committee thereof may (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Harland, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger, or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal (as hereinafter defined) from a third party (an "Alternative Transaction"), or (iii) cause Concentrex to enter into any letter of intent, agreement in principle or acquisition agreement or other similar agreement (an "Acquisition Agreement") relating to any Alternative Transaction. Notwithstanding the foregoing, if prior to the termination of the Offer, the Board of Directors of Concentrex determines in good faith that it has received a Superior Proposal (as hereinafter defined) in compliance with the solicitation provisions contained in the Merger Agreement and after taking into consideration the opinion of outside counsel with respect to its fiduciary duties to Concentrex's stockholders under applicable law, the Board of Directors of Concentrex may (subject to this and the following sentences) inform its stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is more than three (3) business days (or two (2) business days in the case of a material amendment to a Superior Proposal) following Harland's receipt of written notice advising Harland that Concentrex's Board of Directors is prepared to accept such Superior Proposal. Such notice shall specify the material terms and conditions of such Superior Proposal (and include a copy of such proposal with all accompanying documentation), identify the person making such Superior Proposal and state that the Board of Directors intends to make a Subsequent Determination. During this three business day period (or two business day period in the case of a material amendment), Concentrex shall provide an opportunity for Harland to propose adjustments to the terms of the Merger Agreement to enable Concentrex to proceed with its recommendation to its stockholders without a Subsequent Determination. An "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving Concentrex, or any purchase or other acquisition of all or substantially all or any significant portion of the assets of Concentrex or any equity interest in Concentrex. A "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of Concentrex determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be more favorable to the stockholders than the Merger and the Offer, from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of Concentrex, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the Merger Agreement that may be proposed by Harland in response to such Alternative Transaction).

     Nothing contained in the Merger Agreement shall prohibit Concentrex from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Concentrex's stockholders if, in the good faith judgment of the Board of Directors of Concentrex, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as expressly provided in the Merger Agreement, neither Concentrex nor its Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger Agreement or in connection with the Offer or the Merger, or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     Designation of Directors. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Offeror for, any Shares pursuant to the Offer, the Offeror shall be entitled to designate such number of directors on the Board of Directors as will give the Offeror representation on the Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the percentage that (i) such number of Shares so accepted for payment and paid for by the Offeror plus the number of Shares otherwise owned by the Offeror or any other subsidiary of Harland bears to (ii) the number of such Shares outstanding, and Concentrex shall, at such time, cause the Offeror's designees to be so elected. Subject to applicable law, Concentrex shall take all action requested by Harland necessary to effect any such appointment or election. In connection with the foregoing, Concentrex will promptly, at the option of the Offeror, use its best efforts to either increase the size of the Board of Directors of Concentrex or obtain the resignation of such number of its current directors as is necessary to enable the Offeror's designee to be elected or appointed to the Board of Directors of Concentrex as provided above.

     Access to Information; Confidentiality. Concentrex shall, and shall cause each of its subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Harland and the Offeror reasonable access at all reasonable times to officers, employees, agents, properties, offices or other facilities, books, and records of Concentrex and its subsidiaries, and shall furnish Harland and the Offeror with all financial, operating and other data and information as Harland or Offeror may reasonably request. During such period, Concentrex shall furnish to Harland and the Offeror all monthly financial and operating data normally prepared by Concentrex as promptly as practicable following the end of each calendar month.

     All information obtained by Harland or the Offeror concerning Concentrex and its subsidiaries in connection with the transactions contemplated by the Merger Agreement shall be kept confidential in accordance with the proprietary nondisclosure agreement, dated June 23, 2000 between Harland and Concentrex.

     Other Offers. The Merger Agreement provides that Concentrex will not, nor shall Concentrex authorize or permit any of its subsidiaries, officers, directors or employees or any financial advisors, auditors, attorneys, lenders or other advisors or representatives to directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, or (ii) participate in or encourage any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that, the Board of Directors of Concentrex shall not be prohibited from furnishing information, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the termination of the Offer if and to the extent that (i) the Board of Directors of Concentrex, after taking into consideration the advice of independent outside legal counsel, determines in good faith that such action is required for the Board to comply with its fiduciary obligations to Concentrex's stockholders under applicable law, (ii) prior to taking such action, Concentrex receives from such entity an executed customary confidentiality agreement and
(iii) the Board of Directors of Concentrex concludes in good faith based upon advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. Concentrex shall provide immediate oral and written notice to Harland of (i) any Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (ii) the material terms and conditions of such Acquisition Proposal or inquiry, (iii) the identity of the person or entity making any such Acquisition Proposal or inquiry and (iv) Concentrex's intention to furnish information to or enter into discussions or negotiations with, such person or entity. Concentrex will keep Harland informed of the status and details of any such Acquisition Proposal or inquiry.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that, for five (5) years from and after the Effective Time, Harland will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of Concentrex and of its subsidiaries for acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified by Concentrex pursuant to its Articles of Incorporation, Bylaws or agreements in effect on July 17, 2000.

     Harland has agreed to provide (or to cause the Surviving Corporation to provide), for an aggregate period of at least five (5) years from the Effective Time, to Concentrex's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is materially similar (with respect to limits and deductibles) to Concentrex's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to expend more than an amount per year equal to one hundred fifty percent (150%) of current annual premiums paid by Concentrex for such insurance.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, from and after the date thereof until the closing of the Merger:

     - Concentrex has agreed that unless Harland shall otherwise agree in writing, (i) the business of Concentrex and its subsidiaries shall be conducted only in, and Concentrex and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) Concentrex and its subsidiaries shall use reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of Concentrex and its subsidiaries with customers, suppliers and other persons with which Concentrex or its subsidiaries has business relations, and (iii) Concentrex and its subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the Commission required pursuant to the Securities Act of 1933 (the "Securities Act") or the Exchange Act. Without limiting the foregoing, neither Concentrex nor any of its subsidiaries shall, except in the ordinary course of business consistent with past practice as of December 31, 1999, (i) materially reduce the expenses of Concentrex or its subsidiaries relating to sales or customer service or support, (ii) materially discount the price or materially alter the terms of any of Concentrex's or its subsidiaries' products or services, (iii) reduce or discount any accounts receivable of Concentrex or any subsidiary to accelerate collection of such accounts receivable or sell or factor any accounts receivable of Concentrex or any subsidiary, or (iv) manage the accounts payable of Concentrex or any subsidiary in a manner inconsistent with Concentrex's past practice as of December 31, 1999.

     - Concentrex has agreed that Concentrex shall not, nor shall Concentrex permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned subsidiary of Concentrex to Concentrex or another wholly owned subsidiary of Concentrex, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of common stock upon (A) the exercise of Company Options outstanding as of the date of the Merger Agreement, (B) the exercise of warrants outstanding as of the date of the Merger Agreement or (C) the conversion of convertible notes outstanding on the date of the Merger Agreement; (v) change the exercise price of any warrants or options to acquire any Shares; or (vi) take any action that would, or could reasonably be expected to, result in any of the conditions to the Offer or the Merger not being satisfied.

     - Except as expressly contemplated by the Merger Agreement, Concentrex has agreed that it shall not, nor shall Concentrex permit any of its subsidiaries to, without the prior written consent of Harland, (i) amend its articles of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents;
       (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings or payments under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, Concentrex; (iii) accelerate the timing of payment of any outstanding indebtedness for borrowed money;
       (iv) make any loans or advances to any other person other than loans or advances between any subsidiaries of Concentrex or between Concentrex and any of its subsidiaries (other than normal trade terms and loans or advances less than $25,000 in any case made in the ordinary course of business consistent with past practice); (v) mortgage or pledge any of its assets or properties; (vi) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $25,000 or greater other than with respect to transactions in the ordinary course of business consistent with past practice; (vii) change its accounting policies except as required by generally accepted accounting principles; (viii) make any change in employment terms for any of its directors or officers; (ix) except as expressly identified in Concentrex's disclosure letter delivered in connection with the Merger Agreement and following notice by Concentrex to Harland, alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of Concentrex or its subsidiaries or enter into any new, or amend any existing, employment agreements other than in the ordinary course of business consistent with past practice; (xi) make any change to Concentrex's employee benefit plans; (xii) amend or cancel or agree to the amendment or cancellation of any Material Contract (as defined in the Merger Agreement) or enter into a contract that would have been a Material Contract had such contract been in existence as of the date of the Merger Agreement; (xiii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (xiv) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xv) make any tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $25,000 in the aggregate; (xvi) enter into any agreements, arrangements or understandings with respect to the purchase, sale or lease of any real property or amend, cancel or extend any agreement, arrangement or understanding with respect to the lease of any real property; or (xvii) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) outside the ordinary course of business consistent with past practice involving amounts in excess of $25,000 in the aggregate.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations and warranties by Concentrex concerning:
Concentrex's organization, standing and power; capitalization; the Board of Directors' approval of the Merger Agreement and the Offer and the Tender Agreements and the transactions contemplated by the Merger Agreement (including approvals so as to render Sections 60.801 et seq. and 60.825 et seq. of the OBCA inapplicable to Harland and the Offeror by reason of their entering into the Merger Agreement and the Tender Agreements or consummating the transactions contemplated by the Merger Agreement); required filings and consents; Commission filings and financial statements; information supplied for purposes of filings with the Commission; absence of certain changes or events; compliance with law; tax matters; absence of litigation; employee benefit plans; worker safety and environmental matters; labor matters; required stockholder vote; financial advisor opinion; and brokers. Some of the representations are qualified by a material adverse effect clause. For purposes of the Merger Agreement, "Company Material Adverse Effect" means any change, event or effect which shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to, (i) be materially adverse to the business, operations, prospects, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities), of Concentrex and its subsidiaries taken as a whole, or (ii) prevent or materially delay the performance by Concentrex of any of its obligations under the Merger Agreement or the consummation of the Offer, the Merger or other transactions contemplated by the Merger Agreement.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger shall be subject to the following conditions:

     - The respective obligations of Harland, the Offeror and Concentrex to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

          (a) Each of the conditions set forth in Section 15 shall have been satisfied or waived by the Offeror, and the Offeror or its permitted assignee shall have purchased the Shares validly tendered and not withdrawn pursuant to the terms of the Offer; provided, however, that this condition shall not be applicable to the obligations of Harland or the Offeror if, in breach of the Merger Agreement or the terms of the Offer, the Offeror or its permitted assignee fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer;

          (b) The Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of Concentrex's stockholders, if and to the extent required by the OBCA, Concentrex's Articles of Incorporation and Concentrex's Bylaws;

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated;

          (d) There shall not be overtly threatened, instituted or pending any action, proceeding, application or counterclaim by any governmental entity before any court or governmental entity or governmental regulatory or administrative agency, authority or tribunal which is reasonably likely to restrain or prohibit the consummation of the Merger;

          (e) All actions by or in respect of or filings with any governmental entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act); and

          (f) The offering period with respect to any subsequent offer, if applicable, shall have expired.

     - The obligations of Harland and the Offeror to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) (i) The representations and warranties of Concentrex in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time (unless such representations or warranties refer to a specific date, in which case such representations or warranties shall be true and correct in all respects as of such date); (ii) the representations and warranties of Concentrex in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time (unless such representations or warranties refer to a specific date, in which case such representations or warranties shall be true and correct in all material respects as of such date); (iii) Concentrex shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement; and
     (iv) Concentrex shall have delivered to Harland and the Offeror a certificate to the effect that each of the conditions specified in (i),
     (ii) and (iii) above is satisfied in all respects; and

          (b) Concentrex and its subsidiaries shall have procured all third party consents legally required for the consummation of the Merger.

     - The obligations of Concentrex to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Harland and the Offeror in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time;

          (b) The representations and warranties of Harland and the Offeror in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time;

          (c) Harland and the Offeror shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement; and

          (d) Harland and the Offeror shall have delivered to Concentrex a certificate to the effect that each of the conditions specified in paragraphs (a), (b) and (c) above is satisfied in all respects.

     Termination Events. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Concentrex:

          (a) By mutual written consent of Harland and Concentrex;

          (b) By any of Harland, Offeror or Concentrex if any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating the Merger Agreement shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

          (c) By any of Harland, Offeror or Concentrex if the Offer shall have expired or been terminated and the Offeror shall not have purchased any Shares pursuant thereto on or before December 31, 2000; provided, however,that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, the expiration or termination of the Offer on or before such date;

          (d) By Harland or the Offeror if the Board of Directors of Concentrex
     (i) shall have withdrawn or shall have modified in a manner adverse to Harland or the Offeror its approval or recommendation of the Merger or the Merger Agreement, (ii) caused Concentrex to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have announced to do any of the foregoing;

          (e) By Harland or the Offeror, if as a result of the failure of any of the conditions set forth in Section 15, the Offer shall have been terminated by Harland or the Offeror or expired in accordance with its terms without the Offeror (or any permitted assignee) having purchased any Shares pursuant to the Offer;

          (f) By Harland or the Offeror, if (i) any of the conditions to obligations of Harland and the Offeror to effect the Merger shall have become incapable of fulfillment and shall not have been waived by Harland and the Offeror, (ii) holders of outstanding debt obligations of Concentrex or any of its subsidiaries under the Financing Agreement dated as of August 13, 1999 by and among Concentrex, Foothill Capital Corporation and Ableco Finance LLC (and related agreements) shall have exercised any remedies which result in the transfer, seizure or blockage of any collateral arising out of a default under such agreement (or related documents) by Concentrex or any of its subsidiaries or (iii) Concentrex shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within ten (10) days after written notice of such breach to Concentrex from Harland, such breach shall not have been cured in all material respects or waived by Harland or the Offeror;

          (g) By Concentrex, if (i) any of the conditions to the obligations of Concentrex to effect the Merger shall have become incapable of fulfillment and shall not have been waived by Concentrex or (ii) Harland or the Offeror shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within ten (10) days after written notice of such breach to Harland from Concentrex, such breach shall not have been cured in all material respects or waived by Concentrex; or

          (h) By Concentrex if (i) the Board of Directors of Concentrex shall have withdrawn or shall have modified in a manner adverse to Harland or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, and (ii) Concentrex shall have entered into an agreement with respect to a Superior Proposal.

     Fees and Expenses. Except as specifically provided, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses.

     Concentrex shall pay to Harland a termination fee of $3.0 million plus an amount equal to the reasonable costs and expenses incurred by Harland and the Offeror, relating to the Offer, the Merger and the Merger Agreement and the other transactions contemplated hereby and thereby (the "Termination Fee") if:
(i) Harland or Concentrex terminates the Merger Agreement in accordance with paragraph (d) above; (ii) (A) after the date of the Merger Agreement any Acquisition Proposal involving Concentrex, which Concentrex's Board of Directors has endorsed as a Superior Proposal, shall have been announced, (B) the Offer shall have remained open until at least the scheduled Expiration Date immediately following the date such Acquisition Proposal is announced, (C) the Minimum Condition is not satisfied at the Expiration Date, and (D) the Merger Agreement or the Offer shall thereafter be terminated; or (iii) Concentrex terminates the Merger Agreement in accordance with paragraph (h) above.

     In addition, if (i) after the date of the Merger Agreement any Acquisition Proposal involving Concentrex shall have been announced, (ii) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such Acquisition Proposal is announced, (iii) the Minimum Condition shall not have been satisfied at the expiration of the Offer and (iv) the Merger Agreement or the Offer shall thereafter be terminated, Concentrex shall pay to Harland upon demand an amount equal to the reasonable costs and expenses of Harland and the Offeror incurred in connection with the Offer, the Merger and the Merger Agreement and the transactions contemplated hereby, payable in same-day funds.

     The Merger Agreement also provides that, if within one year after termination of the Merger Agreement, Concentrex shall enter into any agreement relating to, or consummate, an Acquisition Proposal (i) at a per share purchase price greater than or equal to 85% of the Offer Price with a person other than Harland or the Offeror or (ii) at any price with a

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

person other than Harland or the Offeror who made an Acquisition Proposal after the date hereof and prior to the Expiration Date of the Offer, then immediately prior to, and as a condition of, consummation of such transaction Concentrex shall pay to Harland upon demand the Termination Fee, payable in same-day funds; provided that no such amount shall be payable (A) if the Termination Fee shall have previously become payable or have been paid, (B) if the Offer was not consummated because of the failure of a condition contained in clause (a), (b) or (c) of Section 15 or (C) if this Agreement shall have been terminated by Concentrex in accordance with clause (ii) of paragraph (g) above.

     Any Termination Fee shall be payable in same-day funds on the date of termination of the Merger Agreement.

     Tender Agreements. Concurrently with the execution and delivery of the Merger Agreement, Harland, the Offeror and each of the Tendering Stockholders entered into the Tender Agreements. Pursuant to the Tender Agreements, the Tendering Stockholders agreed to tender into the Offer an aggregate of 457,952 Shares currently owned by the Tendering Stockholders (the "Committed Shares"). The Tender Agreements also provide that the Tendering Stockholders irrevocably appoint the Offeror as their proxy to vote their portion of such Committed Shares (i) in favor of the Merger and the transactions contemplated by the Merger Agreement and (ii) otherwise in the manner directed by Offeror.

12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR CONCENTREX.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, Concentrex. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following the purchase of Shares pursuant to the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Offeror intends to acquire the remaining equity interest in Concentrex not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Board of Directors has approved and adopted the Merger and the Merger Agreement in accordance with the OBCA. The Board of Directors will be required to submit the Merger Agreement to Concentrex's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the OBCA. The Merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding Shares. The Minimum Condition requires that there shall have been validly tendered and not properly withdrawn, together with the Shares owned, directly or indirectly, by Harland, more than fifty percent (50%) of the Shares (determined on a fully diluted basis). Upon consummation of the Offer and assuming the Minimum Condition is satisfied, the Offeror will own sufficient Shares to enable it to effect shareholder approval of the Merger with the affirmative vote of the Shares owned by it. The Board of Directors has approved the Merger Agreement and the transactions contemplated thereby, so as to render inapplicable the limitation on business combinations contained in Sections 60.807 et seq. and
60.825 et seq. of the OBCA.

     Pursuant to the Merger Agreement, Concentrex has agreed, if the Offeror or any other subsidiary of Harland acquires at least 90% of the outstanding Shares, the parties shall, at the request of Harland, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of Concentrex's stockholders in accordance with Section 60.491 of the OBCA.

     THIS OFFER TO PURCHASE ALSO CONSTITUTES NOTICE UNDER SECTION 60.491(3)(C) OF THE OBCA THAT IF THE OFFEROR OR ANY OTHER SUBSIDIARY OF HARLAND ACQUIRES AT LEAST 90% OF THE OUTSTANDING SHARES, HARLAND SHALL CAUSE THE MERGER TO BECOME EFFECTIVE WITHOUT ANY FURTHER NOTICE TO CONCENTREX'S STOCKHOLDERS. SEE APPENDIX A (THE MERGER AGREEMENT).

     THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF CONCENTREX'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     Appraisal Rights in Connection with the Offer. Stockholders do not have appraisal rights as a result of the Offer. In addition, if the Merger is consummated, stockholders of Concentrex at the time of the Merger who do not vote in favor of the Merger will not have the right under the OBCA to dissent and demand appraisal of, and receive payment in cash of

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

the fair value of, their Shares outstanding immediately prior to the Effective Time. Section 60.554 of the OBCA provides that dissenters rights shall not apply to the holders of shares of any class of securities that were quoted on the Nasdaq National Market System on the record date for the meeting of stockholders at which the Merger was approved.

     However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Offeror seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, if the Offeror is deemed to have acquired control of Concentrex pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of Concentrex receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Offeror may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Concentrex and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in Concentrex being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for Concentrex. Harland will continue to evaluate the business and operations of Concentrex during the pendency of the Offer and after the consummation of the Offer and the Merger. Harland intends to seek additional information about Concentrex during this period. Thereafter, Harland intends to review such information as part of a comprehensive review of Concentrex's business, operations, capitalization and management with a view to optimizing Concentrex's potential contribution to Harland's business.

     Except as indicated in this Offer to Purchase, Harland does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Concentrex or any of its subsidiaries; a sale or transfer of a material amount of assets of Concentrex or any of its subsidiaries; any change in the present Board of Directors or management of Concentrex; any material change in Concentrex's present capitalization or dividend policy; or any other material change in Concentrex's corporate structure or business. Notwithstanding the foregoing, promptly after the Offeror acquires a majority of the Shares, the Offeror will be entitled to designate such number of directors on the Board of Directors of Concentrex as will make the percentage of Concentrex's directors designated by the Offeror equal to the percentage of aggregate voting power of the Shares held by Harland or any of its subsidiaries. In addition, assuming the Offeror's nominees are appointed as directors of Concentrex and so long as there are holders of Shares other than Harland or any of its subsidiaries, Harland expects that the Board of Directors of Concentrex would not declare dividends on the Shares.

13. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither Concentrex nor any of its subsidiaries will, among other things, from the date of the Merger Agreement through the time Harland's designees constitute a majority of the members of the Board of Directors of Concentrex, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its Shares, except for dividends by a wholly owned subsidiary of Concentrex to Concentrex or another wholly owned subsidiary of Concentrex, (ii) split, combine or reclassify any of its Shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for Shares;
(iii) repurchase or otherwise acquire any Shares; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Shares or any securities convertible into any such Shares, or any rights, warrants or options to acquire any such Shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Concentrex's common stock upon (x) the exercise of Company Options outstanding as of the date of the Merger Agreement, (y) exercise of warrants outstanding as of the date of the Merger Agreement and (z) the

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

conversion of convertible notes outstanding on the date of the Merger Agreement or (v) take any action that would, or could reasonably be expected to, result in any of the conditions to the Offer set forth in Section 15 or any of the conditions set forth in the "Conditions of the Merger" not being satisfied.

14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following the purchase of Shares pursuant to the Offer, more than fifty percent (50%) of the outstanding Shares (on a fully diluted basis) will be owned by the Offeror.

     Harland currently intends to seek delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Offer as the requirements for such delisting and termination are met. If Nasdaq listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Notwithstanding the preceeding paragraph, depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of The National Association of Securities Dealers, Inc. Automated Quotation System for continued designation for Nasdaq. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that (i) there be at least 750,000 publicly held shares, (ii) the publicly held shares have a market value of at least $5 million, (iii) the issuer have net tangible assets of at least $4 million, (iv) there be at least 400 stockholders of round lots, (v) the minimum bid price per share must be at least $1.00 and (vi) there be at least two registered and active market makers. The second maintenance standard requires that (i) the issuer have either (A) a market capitalization of at least $50 million or (B) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (ii) there by at least 1,100,000 shares publicly held, (iii) the publicly held shares have a market value of at least $15 million, (iv) the minimum bid price per share be at least $5.00, (v) there be at least 400 stockholders of round lots and (vi) there be at least four registered and active market makers.

     If these standards for continued designation for Nasdaq are not met, the Shares might nevertheless continue to be included in the Nasdaq SmallCap Market. Continued inclusion in the Nasdaq SmallCap Market, however, would require that
(i) there be at least 300 round lot holders, (ii) there be at least 500,000 publicly held shares, (iii) the publicly held shares have a market value of at least $1 million, (iv) there be at least two registered and active market makers, of which one may be entering stabilizing bids and (v) the issuer have either (A) net tangible assets of at least $2 million, (B) market capitalization of at least $35 million or (C) net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for the purpose of determining whether either of the Nasdaq listing criteria are met.

     If the purchase of Shares pursuant to the Offer causes the Shares to no longer meet the requirements for continued inclusion in Nasdaq or the Nasdaq SmallCap Market as a result of a reduction in the number or market value of publicly held Shares or the number of round lot holders or otherwise, as the case may be, the market for Shares could be adversely affected. It is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of Concentrex to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the

Exchange Act would substantially reduce the information required to be furnished by Concentrex to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of Concentrex and persons holding "restricted securities" of Concentrex may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities. Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose credits made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

15. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may terminate the Offer, if (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent a number greater than fifty percent (50%) of the fully diluted Shares (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated,
(iii) Tonkon Torp LLP, legal counsel for Concentrex, does not deliver an opinion substantially in the form of Exhibit A to the Merger Agreement or (iv) at any time after the date of the Merger Agreement and prior to the acceptance for payment of the Shares, any of the following conditions exists:

          (a) there shall be instituted or pending any suit, action or proceeding by any governmental entity (as defined below) or by any other person which is reasonably likely to be determined adversely to the Offeror, (i) challenging the acquisition by Harland or the Offeror of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other transaction contemplated by the Merger Agreement or seeking to obtain from Concentrex, Harland or the Offeror any damages in connection with the Offer, the Merger or any other transaction contemplated by the Merger Agreement or the Offer, directly or indirectly, relating to the transactions contemplated by the Offer or the Merger Agreement, (ii) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by the Offeror or its affiliates of all or any portion of the business or assets of Concentrex and its subsidiaries, taken as a whole, or of the Offeror or any of its affiliates, or to compel the Offeror or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of Concentrex and its subsidiaries, taken as a whole, or of the Offeror or any of its affiliates,
     (iii) seeking to impose or confirm limitations on the ability of the Offeror or any of its affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares acquired or owned by the Offeror or any of its affiliates on all matters properly presented to the stockholders of Concentrex, (iv) seeking to require divestiture by the Offeror or any of its affiliates of the Shares, or (v) that otherwise would reasonably be expected to have a Company Material Adverse Effect;

          (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or become applicable to or any consent or approval shall be withheld with respect to the Offer or the Merger or any other action shall have been taken by any court or other governmental entity, that, in the reasonable judgment of the Offeror, would result in any of the effects of or have any of the consequences sought to be achieved in the actions referred to in paragraph (a) above;

          (c) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of twenty percent (20%), measured from the date of the Merger Agreement, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States; (iv) the commencement of war, material armed hostilities or other material national or international crisis directly or indirectly involving the United States that has a significant adverse effect on the functioning of the financial markets in the United States; or (v) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

          (d) (i) any representation and warranty of Concentrex in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of the Effective Time; (ii) Concentrex shall not have performed in all material respects all obligations required to be performed by it under the Merger Agreement; (iii) the directors of Concentrex's subsidiaries shall not have resigned and appointed nominees to fill their vacancies as provided in the Merger Agreement; (iv) Concentrex's representations and warranties contained in the Merger Agreement relating to the assumption of liabilities are not true and correct; (v) certain representations and warranties of Concentrex with respect to certain assets and liabilities of Concentrex as of June 30, 2000 are not true and correct in all respects; and (v) an officer of Concentrex shall not have delivered to Harland and the Offeror a certificate to the effect that each of the foregoing conditions is satisfied in all respects;

          (e) Concentrex and its subsidiaries shall not have procured all necessary third party consents (other than from governmental entities) with respect to matters material to the conduct of business by Concentrex required in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the transactions contemplated thereby; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms,

     which in the reasonable judgment of the Offeror in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition (including any action or omission by the Offeror) or may be waived by the Offeror in whole or in part at any time and from time to time, in its sole discretion. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as set forth below, based upon its examination of publicly available filings by Concentrex with the Commission and other publicly available information concerning Concentrex, neither the Offeror nor Harland is aware of any licenses or other regulatory permits that appear to be material to the business of Concentrex and its subsidiaries, taken as a whole, that might be adversely affected by the Offeror's acquisition of Shares (and the indirect acquisition of the stock of Concentrex's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (Federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Concentrex's subsidiaries) by the Offeror pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Offeror's present intention to seek such approval or action. However, the Offeror does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Offeror's right to delay or decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Concentrex, Harland or the Offeror or that certain parts of the businesses of Concentrex, Harland or the Offeror might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Offeror to elect to terminate the Offer without purchasing the Shares thereunder. The Offeror's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 16.

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

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Harland of a Premerger Notification and Report Form with respect to the Offer, unless Harland receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Harland expects to make such a filing on or about July 21, 2000. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of Concentrex. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of Concentrex or its subsidiaries or Harland or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the consummation of the Merger or the tender of the Shares pursuant to the Tender Agreements on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If any waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

     State Takeover Laws. Concentrex is incorporated under the laws of the State of Oregon. In general, Sections 60.825 et seq. of the OBCA prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with an Oregon corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On July 14, 2000, prior to the execution of the Merger Agreement, the Board of Directors of Concentrex, approved the Merger Agreement and determined that each of the Offer and the Merger is advisable and fair to, and in the best interest of, the stockholders of Concentrex. Accordingly, Sections
60.825 et seq. are inapplicable to the Offer and the Merger.

     In addition on July 14, 2000 the Board of Directors of Concentrex amended the Bylaws of Concentrex to provide that Sections 60.801 et seq. of the OBCA (relating to control share acquisitions) are not applicable to Concentrex.

     A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     Except as described herein, the Offeror has not attempted to comply with any state takeover statutes in connection with the Offer. The Offeror reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Offeror might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept for purchase or pay for any Shares tendered. See Section 15.

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

17. FEES AND EXPENSES.

     Except as set forth below, neither the Offeror nor Harland, nor any officer, director, stockholder, agent or other representative of the Offeror or Harland will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     The Offeror has retained Georgeson Shareholder Communications Inc. as Information Agent and ChaseMellon Shareholder Services, L.L.C. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile or personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Harland and Offeror have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OR HARLAND NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                                         ANNEX I

                       CERTAIN INFORMATION CONCERNING THE
          DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR AND HARLAND

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. The business address of each such director and executive officer is: c/o John H. Harland Company, 2939 Miller Road, Decatur, Georgia 30035. All directors and executive officers listed below are citizens of the United States.

                                                               PRESENT PRINCIPAL OCCUPATION
                                                                OR EMPLOYMENT AND MATERIAL
                       NAME                               POSITIONS HELD DURING PAST FIVE YEARS
                       ----                               -------------------------------------
Charles B. Carden.................................  Vice President and Director of the Offeror; Vice
                                                    President and Chief Financial Officer of Harland;
                                                    Prior to June 1999, he served as Executive Vice
                                                    President and Chief Financial Officer of Mariner
                                                    Post-Acute Network, a health care provider, and
                                                    prior to 1996 he was employed by Leaseway
                                                    Transportation Corp., last serving as Senior Vice
                                                    President and Chief Financial and Administrative
                                                    Officer.
Timothy C. Tuff...................................  President and Director of the Offeror; Chairman,
                                                    President and Chief Executive Officer of Harland;
                                                    Director of Printpak, Inc.; Prior to October 1998
                                                    he served as President and Chief Executive Officer
                                                    of Boral Industries, Inc., a world leader in
                                                    building and construction materials.
John C. Walters...................................  Vice President, Secretary and Director of the
                                                    Offeror; Vice President, Secretary and General
                                                    Counsel of Harland; Prior to 1996 he served as
                                                    Executive Vice President of First Financial
                                                    Management Corporation, a diversified information
                                                    and financial services company.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF HARLAND. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of Harland. Unless otherwise indicated, the business address of each such director and executive officer is: c/o John H. Harland Company, 2939 Miller Road, Decatur, Georgia 30035. All directors and executive officers listed below are citizens of the United States.

                                                               PRESENT PRINCIPAL OCCUPATION
                                                                OR EMPLOYMENT AND MATERIAL
                 NAME OF DIRECTOR                       POSITIONS HELD DURING THE LAST FIVE YEARS
                 ----------------                       -----------------------------------------
William S. Antle III..............................  Consultant to and former Chairman, President and
                                                    Chief Executive Officer of Oak Industries Inc.
                                                    (engineered components for telecommunications
                                                    industry); Director, Nvest, L.P., Genrad, Inc. and
                                                    Esco Electronics Corporation.
Juanita P. Baranco................................  Executive Vice President, Baranco Automotive Group
                                                    (automobile dealership); Director, Federal Reserve
                                                    Bank of Atlanta and Georgia Power Company.

                                                               PRESENT PRINCIPAL OCCUPATION
                                                                OR EMPLOYMENT AND MATERIAL
                 NAME OF DIRECTOR                       POSITIONS HELD DURING THE LAST FIVE YEARS
                 ----------------                       -----------------------------------------
John D. Johns.....................................  President and Chief Operating Officer of
                                                    Protective Life Corporation (insurance and
                                                    investment products); Director, Alabama National
                                                    Bancorporation, National Bank of Commerce,
                                                    Protective Life Corporation, Protective Life
                                                    Insurance Company and Protective Life and Annuity
                                                    Insurance Company.
Richard K. Lochridge..............................  President, Lochridge & Company, Inc. (management consulting); Director, Dover Corporation,
                                                    Hannaford Bros. Co., Lowe's Companies, Inc. and
                                                    PETsMART, Inc.
John J. McMahon Jr................................  Chairman of the Executive Committee, McWane, Inc.
                                                    (pipe and valve manufacturing) and Chairman, Ligon
                                                    Industries, LLC (leveraged buyouts); Director,
                                                    Alabama National Bancorporation and Protective
                                                    Life Corporation.
G. Harold Northrop................................  Vice Chairman of the Board, retired President and
                                                    Chief Executive Officer, Callaway Gardens (a
                                                    horticultural, environmental and recreational
                                                    facility); Director, SunTrust Bank, West Georgia
                                                    NA.
Larry L. Prince...................................  Chairman and Chief Executive Officer, Genuine
                                                    Parts Company (distributor of automobile
                                                    replacement parts); Director, Crawford & Company,
                                                    Equifax, Inc., Southern Mills and SunTrust Banks,
                                                    Inc.
Eileen M. Rudden..................................  Advisor to early stage technology companies.
Timothy C. Tuff...................................  Chairman, President and Chief Executive Officer of
                                                    the Company; Director, Printpack, Inc.

     Each of these Directors has been principally employed in his or her present capacity for at least five years, except Ms. Rudden and Mr. Tuff. Ms. Rudden was employed by Lotus Development Corporation (software development), a subsidiary of IBM Corporation, from 1986 through March 2000, last serving as Senior Vice President. Mr. Tuff was elected President and Chief Executive Officer of Harland in October 1998 and was elected Chairman in April 2000. For the prior five years he served as President and Chief Executive Officer of Boral Industries, Inc., managing the North American and European operations of Australian-based Boral, Ltd., a world leader in building and construction materials. In addition, Mr. McMahon, who has been employed by McWane, Inc. for more than the past five years, assumed his position with Ligon Industries in 1999.

                                                               PRESENT PRINCIPAL OCCUPATION
                                                                OR EMPLOYMENT AND MATERIAL
NAME OF EXECUTIVE OFFICER                               POSITIONS HELD DURING THE LAST FIVE YEARS
-------------------------                               -----------------------------------------
Charles B. Carden.................................  Vice President and Chief Financial Officer.
S. David Passman III..............................  Vice President and General Manager --
                                                    South/International Region.
Earl W. Rogers Jr.................................  Vice President, Manufacturing Services and
                                                    Technology.
Timothy C. Tuff...................................  Chairman, President and Chief Executive Officer.
John C. Walters...................................  Vice President, Secretary and General Counsel.

     Mr. Carden joined Harland in June 1999. He previously served as Executive Vice President and Chief Financial Officer of Mariner Post-Acute Network, a health care provider, since 1996, prior to which he was employed by Leaseway Transportation Corp. for 14 years, last serving as Senior Vice President and Chief Financial and Administrative Officer.

     Mr. Passman joined Harland in 1996 as Senior Vice President and Chief Financial Officer and assumed his present position in 1999. He was previously employed by Deloitte & Touche LLP for 20 years, last serving as Managing Partner of its Atlanta office.

     Mr. Rogers has been employed as an executive officer of Harland for more than the past five years.

     Mr. Tuff was elected President and Chief Executive Officer of Harland in 1998 and was elected Chairman in April 2000. For the prior five years he served as President and Chief Executive Officer of Boral Industries, Inc., managing the North American and European operations of Australian-based Boral, Ltd., a world leader in building and construction materials.

     Mr. Walters joined Harland in 1996. He previously served as Executive Vice President of First Financial Management Corporation, a diversified information and financial services company.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            JOHN H. HARLAND COMPANY,

                              JH ACQUISITION CORP.

                                      AND

                            CONCENTREX INCORPORATED

                           DATED AS OF JULY 17, 2000

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
THE OFFER AND MERGER...........................................................   A-1
  Section 1.1.     The Offer...................................................   A-1
  Section 1.2.     Consent to Offer; Schedule 14D-9............................   A-3
  Section 1.3.     The Merger..................................................   A-3
  Section 1.4.     Effective Time; Closing.....................................   A-3
  Section 1.5.     Effect of the Merger........................................   A-3
  Section 1.6.     Conversion of Company Common Stock..........................   A-4
  Section 1.7.     [Intentionally left blank]..................................   A-4
  Section 1.8.     Stock Options...............................................   A-4
  Section 1.9.     Surrender of Shares of Company Common Stock; Stock Transfer
                     Books.....................................................   A-4
THE SURVIVING CORPORATION......................................................   A-6
  Section 2.1.     Articles of Incorporation...................................   A-6
  Section 2.2.     Bylaws......................................................   A-6
  Section 2.3.     Directors and Officers......................................   A-6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................   A-6
  Section 3.1.     Organization and Standing...................................   A-6
  Section 3.2.     Capitalization..............................................   A-6
  Section 3.3.     Authority for Agreement.....................................   A-7
  Section 3.4.     No Conflict.................................................   A-8
  Section 3.5.     Required Filings and Consents...............................   A-8
  Section 3.6.     Compliance..................................................   A-8
  Section 3.7.     SEC Filings, Financial Statements...........................   A-8
  Section 3.8.     Absence of Certain Changes or Events........................   A-9
  Section 3.9.     Taxes.......................................................   A-9
  Section 3.10.    Assets......................................................  A-10
  Section 3.11.    Change of Control Agreements................................  A-10
  Section 3.12.    Litigation..................................................  A-11
  Section 3.13.    Contracts and Commitments...................................  A-11
  Section 3.14.    Information Supplied........................................  A-11
  Section 3.15.    Employee Benefit Plans......................................  A-12
  Section 3.16.    Labor and Employment Matters................................  A-13
  Section 3.17.    Environmental Compliance and Disclosure.....................  A-14
  Section 3.18.    Intellectual Property.......................................  A-15
  Section 3.19.    Brokers.....................................................  A-16
  Section 3.20.    Insurance Policies..........................................  A-16
  Section 3.21.    Notes and Accounts Receivable...............................  A-16
  Section 3.22.    Transactions with Affiliates................................  A-16
  Section 3.23.    No Existing Discussions.....................................  A-17
  Section 3.24.    Stockholders' Rights Agreement..............................  A-17
  Section 3.25.    Major Suppliers and Customers...............................  A-17
  Section 3.26.    Liability Assumptions.......................................  A-17
  Section 3.27.    Disclosure..................................................  A-17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB....................  A-18
  Section 4.1.     Organization and Standing...................................  A-18
  Section 4.2.     Authority for Agreement.....................................  A-18
  Section 4.3.     No Conflict.................................................  A-18
  Section 4.4.     Required Filings and Consents...............................  A-18
  Section 4.5.     Information Supplied........................................  A-18
  Section 4.6.     Brokers.....................................................  A-19

                                                                                 PAGE
                                                                                 ----
ARTICLE V COVENANTS............................................................  A-19
  Section 5.1.     Conduct of the Business Pending the Merger..................  A-19
  Section 5.2.     Access to Information; Confidentiality......................  A-20
  Section 5.3.     Notification of Certain Matters.............................  A-20
  Section 5.4.     Reasonable Best Efforts; Further Assurances.................  A-21
  Section 5.5.     Board Recommendations.......................................  A-22
  Section 5.6.     Stockholder Litigation......................................  A-23
  Section 5.7.     Indemnification.............................................  A-23
  Section 5.8.     Public Announcements........................................  A-24
  Section 5.9.     Acquisition Proposals.......................................  A-24
  Section 5.10.    Company Stockholders' Meeting...............................  A-24
  Section 5.11.    Proxy Statement.............................................  A-24
  Section 5.12.    Stockholder Lists...........................................  A-25
  Section 5.13.    Shares Held by Company Subsidiaries.........................  A-25
  Section 5.14.    Directors...................................................  A-25
  Section 5.15.    Undertakings of Parent......................................  A-26
  Section 5.16.    Director Resignations.......................................  A-26
  Section 5.17.    Company Options.............................................  A-26
  Section 5.18.    Series A Preferred Stock....................................  A-26
ARTICLE VI CONDITIONS..........................................................  A-26
  Section 6.1.     Conditions to the Obligation of Each Party..................  A-26
  Section 6.2.     Conditions to Obligations of Parent and Sub to Effect the
                     Merger..................................................    A-27
  Section 6.3.     Conditions to Obligations of the Company to Effect the
                     Merger....................................................  A-27
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..................................  A-28
  Section 7.1.     Termination.................................................  A-28
  Section 7.2.     Effect of Termination.......................................  A-28
  Section 7.3.     Amendments..................................................  A-29
  Section 7.4.     Waiver......................................................  A-29
ARTICLE VIII GENERAL PROVISIONS................................................  A-30
  Section 8.1.     No Third Party Beneficiaries................................  A-30
  Section 8.2.     Entire Agreement............................................  A-30
  Section 8.3.     Succession and Assignment...................................  A-30
  Section 8.4.     Counterparts................................................  A-30
  Section 8.5.     Headings....................................................  A-30
  Section 8.6.     Governing Law...............................................  A-30
  Section 8.7.     Severability................................................  A-30
  Section 8.8.     Specific Performance........................................  A-30
  Section 8.9.     Construction................................................  A-30
  Section 8.10.    Non-Survival of Representations and Warranties and
                     Agreements................................................  A-30
  Section 8.11.    Certain Definitions.........................................  A-31
  Section 8.12.    Fees and Expenses...........................................  A-31
  Section 8.13.    Notices.....................................................  A-31

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 17, 2000 by and among John H. Harland Company, a Georgia corporation ("Parent"), JH Acquisition Corp., an Oregon corporation ("Sub") and wholly owned subsidiary of Parent, and Concentrex Incorporated, an Oregon corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Sub;

     WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Oregon Business Corporation Act of the State of Oregon (the "OBCA"), Sub will make a cash tender offer described in Section 1.1 and thereafter Sub will merge with and into the Company (the "Merger") in accordance with the provisions of the OBCA, with the Company as the surviving corporation;

     WHEREAS, as of the date hereof, Matthew W. Chapman, Robert P. Chamness and Robert T. Jett (collectively, the "Tendering Stockholders") are the record owners and beneficially own or have the power to vote shares of Company Common Stock (as hereinafter defined), representing approximately 8.47% of the outstanding Company Common Stock;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, the Tendering Stockholders have entered into a stockholder's agreement, dated as of the date hereof (the "Stockholder's Agreement"), pursuant to which, among other things, the Tendering Stockholders have agreed to tender their shares of Company Common Stock in the Initial Offer (as hereinafter defined);

     WHEREAS, the Board of Directors of the Company has determined that the Initial Offer, the Subsequent Offer (as hereinafter defined), the Merger and this Agreement are fair to, and in the best interests of, the Company and the holders of Company Common Stock;

     WHEREAS, the Board of Directors of Parent and Sub have each approved this Agreement, the Initial Offer, the Subsequent Offer and the Merger, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has approved this Agreement, the Initial Offer, the Subsequent Offer and the Merger, and the transactions contemplated hereby, which approval was based in part on the opinion of Allen & Company (the "Independent Advisor"), independent financial advisor to the Board of Directors of the Company, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company's stockholders for their shares of Company Common Stock in the Initial Offer, the Subsequent Offer and in the Merger is fair, from a financial point of view, to these stockholders;

     WHEREAS, the Board of Directors of the Company has resolved to recommend that the holders of the Company Common Stock accept the Initial Offer and the Subsequent Offer, as applicable, and approve the Merger, this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER

     Section 1.1.  The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof and nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, Parent shall cause Sub to commence and Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase all of the issued and outstanding shares of the Company Common Stock at a price of $7.00 per share (the "Offer Price") net to the seller in cash, but subject to any withholding required by law (the "Initial Offer").

          (b) The Initial Offer shall be subject to the conditions set forth in Annex I hereto. Sub shall not except as expressly contemplated hereby, without the prior written consent of the Company, make any change in the terms or conditions of the Initial Offer that is adverse to the holders of the Company Common Stock in any material respect, decrease the Offer Price or impose material conditions to the Initial Offer other than those set forth in Annex I hereto (it being agreed that a waiver by Sub of any condition, in its sole discretion, shall not be deemed to be adverse to the holders of the Company Common Stock); provided that:

             (i) if on any scheduled expiration date of the Initial Offer all conditions to the Initial Offer shall not have been satisfied or waived, the Initial Offer may, but need not, be extended from time to time without the consent of the Company for such period of time as is reasonably expected by Sub to be necessary to satisfy the unsatisfied conditions;

             (ii) the Initial Offer may be extended by Sub without the consent of the Company for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Initial Offer; and

             (iii) if at any scheduled expiration date of the Initial Offer all conditions to the Initial Offer shall have been satisfied but less than a number of shares of Company Common Stock that, together with the number of shares of Company Common Stock owned by Parent and Sub, represents ninety percent (90%) of the outstanding shares of Company Common Stock, on a fully-diluted basis, shall have been tendered into the Initial Offer, Sub shall be entitled to (but not required to) extend the Initial Offer from time to time without the consent of the Company (but in no event beyond one week after the date on which all of the conditions set forth in Annex I have been satisfied) in order to permit Sub to solicit additional shares to be tendered into the Initial Offer.

             Notwithstanding the foregoing, Sub may not, without the consent of the Company, extend the scheduled expiration date of the Initial Offer beyond September 28, 2000; provided, however, Sub may extend the scheduled expiration date of the Initial Offer beyond such date for such period of time as is reasonably expected by Sub to be necessary to satisfy the unsatisfied conditions if Sub has not purchased shares of Company Common Stock pursuant to the Initial Offer due to a delay in the consummation of the Initial Offer resulting from (i) review of the Offer Documents (as hereinafter defined) by the SEC, (ii) receipt of regulatory approvals required under applicable Law (as hereinafter defined), including, but not limited to approvals under the HSR Act (as hereinafter defined) or (iii) the existence of any of the conditions contained in Sections (i) or (ii) of Annex I hereto. Sub shall, unless Sub shall have in its sole discretion exercised its right to extend the termination date of the Initial Offer pursuant to this Section 1.1(b), on the terms and subject to the prior satisfaction or waiver of the conditions of the Initial Offer, accept for payment and purchase, as soon as permitted under the terms of the Initial Offer, all shares of the Company Common Stock validly tendered and not withdrawn prior to the expiration date of the Initial Offer. It is agreed that the conditions to the Initial Offer are solely for the benefit of Sub and may be asserted by Sub regardless of the circumstances giving rise to any such condition (including any action or inaction by Sub) or may, but need not, be waived by Sub, in whole or in part at any time and from time to time, in its sole discretion.

          (c) The Initial Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that is subject to the conditions set forth in Annex I hereto. As soon as practicable on the date of commencement of the Initial Offer, Sub (and, to the extent required by law, Parent) shall file with the SEC a Tender Offer Statement on Schedule TO (together with all supplements and amendments thereto, the "Schedule TO" or the "Offer Documents"). The Offer to Purchase shall provide for an initial expiration date of twenty (20) business days (as defined in Rule 14d-1 under the Exchange Act) from the date of commencement, subject to Sub's right to extend the expiration date of the Initial Offer pursuant to Section 1.1(b).

          (d) Notwithstanding anything herein to the contrary, Sub may, at its sole option, after the date the Shares of Company Common Stock are purchased by Sub pursuant to the Initial Offer (the "Purchase Date"), commence a subsequent offer for shares of Company Common Stock pursuant to Rule 14d-11 under the Exchange Act on economic terms identical to the Initial Offer for such period as Sub may determine (the "Subsequent Offer") which Subsequent Offer shall comply in all material respects with the provisions of all applicable United States securities laws.

          (e) The Offer Documents (and any documents filed with the SEC pursuant to a Subsequent Offer) shall comply in all material respects with the provisions of all applicable United States federal securities laws. Each party hereto shall promptly supplement, update and correct any information provided by it for use in the Offer Documents (and any documents filed with the SEC pursuant to a Subsequent Offer) if, and to the extent that, it is or shall have become incomplete, false or misleading. In any such event, Sub shall take all steps necessary to cause the Offer Documents (and any documents filed with the SEC pursuant to a Subsequent Offer) as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the Company Stockholders as and to the extent required by applicable United States federal securities laws. The Company and its counsel, with respect to the Schedule TO (or any documents to be filed with the SEC pursuant to a Subsequent Offer), shall be given an opportunity to review and comment on such filing and each supplement, amendment or response to comments with respect thereto prior to being filed with or delivered to the SEC.

     Section 1.2. Consent to Offer; Schedule 14D-9. The Company hereby approves of and consents to the Initial Offer and the Subsequent Offer and to the inclusion in the Initial Offer and Subsequent Offer and the related documents thereto the recommendations of the Board of Directors of the Company set forth in Section 3.3(b) hereof. Simultaneously with or as soon as practicable on the day of filing of the Schedule TO by Sub, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all supplements and amendments thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable United States federal securities laws which shall reflect the recommendations of the Board of Directors of the Company set forth in Section 3.3(b) hereof. Each party shall promptly supplement, update and correct any information provided by it for use in the Schedule 14D-9 if, and to the extent that, it is or shall have become incomplete, false or misleading. In any such event, the Company shall take all steps necessary to cause the Schedule 14D-9 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case, as and to the extent required by applicable United States federal securities laws. Each other party hereto and its respective counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and each supplement, amendment or response to comments with respect thereto prior to being filed with or delivered to the SEC. The Company shall cooperate with Sub with respect to the Subsequent Offer, if applicable, and shall provide to Sub all documentation that Sub may reasonably request in connection with respect to such Subsequent Offer.

     Section 1.3. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the OBCA, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation"). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Oregon.

     Section 1.4. Effective Time; Closing. As promptly as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing articles of merger or plan of merger, if applicable (the "Articles of Merger"), with the Secretary of State of the State of Oregon and by making all other filings or recordings required under the OBCA in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the OBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Oregon, or at such other time as the parties hereto agree shall be specified in the Articles of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing (the "Closing") shall be held at 10:00 a.m., Pacific Time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

     Section 1.5. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     Section 1.6. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

          (a) Each share of common stock of the Company, no par value (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.6(c), if any) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to $7.00 payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.9 (the "Merger Consideration");

          (b) [INTENTIONALLY LEFT BLANK.]

          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Sub (or a wholly owned subsidiary of Parent) and each share of Company Common Stock and Preferred Stock (collectively, the "Company Stock") that is owned by the Company as treasury stock or owned by a Subsidiary of the Company shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

          (d) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 1.6(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate ("Certificate") representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with
     Section 1.6(a); and

          (e) Each share of common stock, no par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 1.7.  [INTENTIONALLY LEFT BLANK.]

     Section 1.8. Stock Options. The Company shall, by written notice to each holder of an option to purchase shares of Company Common Stock (the "Company Options"), offer to pay such holder upon consummation of the Merger, in exchange for the cancellation of all of such holder's Company Options (regardless of exercise price) upon the consummation of the Merger, an amount in cash determined by multiplying (A) the excess, if any, of the per share Merger Consideration over the applicable exercise price per share of the Company Options owned by such holder by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Options (with an exercise price less than the per share Merger Consideration) in full immediately prior to the consummation of the Merger (such amount is hereinafter referred to as the "Option Consideration"), and all Company Options of such holder shall thereafter be canceled.

     Section 1.9. Surrender of Shares of Company Common Stock; Stock Transfer Books.

          (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock to receive the funds necessary to make the payments to such holders pursuant to Section 1.6 upon surrender of their Certificates. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock (the "Fund"). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Parent shall replace any monies lost through any investment made pursuant to this Section 1.9(a). The Paying Agent shall make the payments provided in Section 1.6.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.6 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.6.

          (c) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Sub or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Sub, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law, and all cash paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

          (e) Parent, Sub, the Company, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Offer Price, Merger Consideration or Option Consideration, as applicable, otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Options such amounts that Parent, Sub, the Company, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Sub, the Company, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by Parent, Sub, the Company, the Surviving Corporation or the Paying Agent.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1. Articles of Incorporation. The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Articles of Incorporation.

     Section 2.2. Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation or such Bylaws.

     Section 2.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except to the extent set forth in the Company Disclosure Letter delivered by the Company to the other parties hereto concurrently with the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to each of the other parties hereto as follows:

     Section 3.1. Organization and Standing. Each of the Company and each Subsidiary (as defined below) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has furnished or made available to Parent true and complete copies of its articles of incorporation (including any certificates of designations attached thereto, the "Company Articles of Incorporation") and bylaws (the "Company Bylaws") and the articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.

     Section 3.2. Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock; 10,300 shares of Class A Preferred Stock, no par value per share (the "Series A Preferred Stock"); 566,500 shares of Class C Preferred Stock, par value $10.00 per share (the "Series C Preferred Stock"); and 5,000,000 shares of Series Preferred Stock, no par value per share (the "Series Preferred Stock," and together with the Series A Preferred Stock and Series C Preferred Stock, the "Preferred Stock"). As of the date hereof, (i) 5,411,212 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 1,491,689 Company Options are outstanding and, except as set forth in Section 3.2 of the Company Disclosure Letter, all are issued pursuant to the Company's 1995 Consolidated and Restated Stock Option Plan, the Nonqualified Stock Option Plan dated October 15, 1993, the Amended and Restated Outside Director Restricted Stock Plan, the Restated Outside Director Compensation and Stock Option Plan, the Nonqualified Option Agreements dated January 21, 1999, the Nonqualified Option Agreements dated April 18, 2000 or the 1994 Equity Incentive Plan of ULTRADATA Corporation (collectively, the "Company Stock Option Plans") each such option entitling the holder thereof to purchase one share of Company Common Stock, and 290,900 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Stock Option Plans, (iii) 127,449 shares of Company Common Stock are obligated to be issued to employees of the Company pursuant to the Concentrex Employee Savings and Stock Ownership Plan, (iv) not more than 7,017 shares of Series A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (v) no shares of Series C Preferred Stock or Series Preferred Stock are issued or outstanding, and (vi) 556,822 shares of

Company Common Stock are reserved for future issuance pursuant to warrants to purchase shares of Company Common Stock. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of the outstanding Company Options with the exercise price. Except as set forth above or in Section 3.2 of the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Section 3.2 of the Company Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company controls, directly or indirectly, 30% or more of the outstanding equity interests (each a "Subsidiary" and collectively, the "Subsidiaries"). Except as set forth in Section 3.2 of the Company Disclosure Letter, the Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     Section 3.3.  Authority for Agreement.

          (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining any necessary stockholder approval, to consummate the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the approval by the Company of the Initial Offer and the Subsequent Offer, and the approval and consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the voting power of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the OBCA). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of the outstanding shares of Company Common Stock entitled to vote is the only vote of the Company's Stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

          (b) At a meeting duly called and held on July 14, 2000, the Board of Directors of the Company (i) determined that this Agreement and the Stockholder's Agreements and the other transactions contemplated hereby and thereby, including the Initial Offer, the Subsequent Offer and the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized and adopted this Agreement, the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement, the Initial Offer, the Subsequent Offer and the Merger by the Company Stockholders. The actions taken by the Board of Directors of the Company constitute approval of the Initial Offer, the Subsequent Offer, the Merger, this Agreement and the Stockholder's Agreements and the other transactions contemplated hereby and thereby by the Board of Directors of the Company under the provisions of Sections 60.825 et seq. and 60.801 et seq. of the OBCA and Article VI of the Company Articles of Incorporation such that neither

     Sections 60.825 et seq. nor 60.801 et seq. of the OBCA nor Article VI of the Company Articles of Incorporation apply to this Agreement, the Stockholder's Agreements or the transactions contemplated hereby or thereby. Other than Sections 60.825 et seq. and Articles VI of the Company Articles of Incorporation, no state antitakeover or similar statute or other provision in the Company's or its Subsidiaries' governing documents is applicable to Parent or Sub in connection with the Initial Offer, the Subsequent Offer, the Merger, this Agreement or the Stockholder's Agreements or any of the transactions contemplated hereby or thereby. The Company has amended its bylaws to provide that the Company, Parent and Sub and the Initial Offer, the Subsequent Offer, the Merger, this Agreement and the Stockholder's Agreements and the transactions contemplated hereby and thereby are not subject to the Oregon control share acquisition statute (OBCA Sections 601.801 et seq.).

          (c) The Independent Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Stockholders in the Initial Offer, the Subsequent Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is included in Section 3.3(c) of the Company Disclosure Letter.

     Section 3.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Initial Offer, the Subsequent Offer and the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) subject to
Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries in any case that would, or would reasonably be expected to, result in a Company Material Adverse Effect pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract (as hereinafter defined) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected.

     Section 3.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by the OBCA, (ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) for filings contemplated by Sections 1.1,
1.2 and 3.14 hereof.

     Section 3.6. Compliance. Each of the Company and its Subsidiaries (i) has been operated at all times in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (ii) is not in default or violation in any material respect, individually or in the aggregate, of any notes, bonds, mortgages, indentures, leases, licenses, permits, franchises or Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected.

     Section 3.7.  SEC Filings, Financial Statements.

          (a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1997 (the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder. None of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) All of the financial statements included in the SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively referred to as the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

          (c) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1999, including the notes thereto, (ii) liabilities disclosed in the SEC Reports or in the Company's preliminary June 2000 financial statements attached hereto on Section 3.7(c) of the Company Disclosure Letter, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and
     (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, none of which liabilities pursuant to this clause (iv) are, individually or in the aggregate, reasonably likely to be materially adverse to the Company.

          (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     Section 3.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 1999 (and following the date hereof, other than with respect to events or occurrences that are the result of the transactions contemplated by this Agreement), the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined), (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (iii) any material change in accounting methods, principles or practices employed by the Company, or (iv) any action of the type described in Sections 5.1(b) or 5.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

     Section 3.9. Taxes. The Company and each of its Subsidiaries have timely filed all Tax Returns (as hereinafter defined) required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as hereinafter defined) of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, Stockholders or other third parties. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period (A) did not, as of the most recent Company Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Company Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 3.9 of the Company Disclosure Letter sets forth with reasonable specificity: (i) all jurisdictions in which the Company or any Subsidiary currently has a presence requiring it to pay Taxes (a "Taxable Presence") and all jurisdictions in which the Company or any Subsidiary has had a Taxable Presence since January 1, 1993, and (ii) all Tax Returns filed or due to be filed applicable to the three year period ending on the date hereof. The Company has previously provided Parent with all correspondence with any Tax authorities pertaining to pending or completed audits since January 1, 1997.

     Section 3.10.  Assets.

          (a) Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "10-K") or in
     Section 3.10(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 10-K or acquired after December 31, 1999 (other than assets disposed of since December 31, 1999 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1999, provided that the obligations secured by such liens are not delinquent; and (iv) liens that do not individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impact the operation of the Company or any Subsidiary. Section 3.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property (i) owned or leased by the Company or a Subsidiary, (ii) as to which the Company or a Subsidiary has a license, easement or right of way to use, (iii) as to which the Company or a Subsidiary has the option to purchase, lease, license or acquire an easement or right of way or (iv) in which the Company or a Subsidiary has any other interest. Except as set forth in
     Section 3.10(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries either own, or have valid leasehold or licensed interests in, all properties and assets used by them in the conduct of their business.

          (b) Except as set forth in Section 3.10(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets outside of the ordinary course of business consistent with past practice with an individual value of $25,000 or an aggregate value in excess of $250,000.

          (c) The equipment of the Company and its Subsidiaries is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs, except for ordinary routine maintenance or repairs that are not in the aggregate material in nature or cost. The equipment of the Company and its Subsidiaries is adequate for the continued conduct of the business of the Company and its Subsidiaries after the Effective Time in the same manner as conducted prior to the Effective Time.

     Section 3.11.  Change of Control Agreements.  Except as set forth in
Section 3.11 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Initial Offer, the Subsequent Offer, or the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Except as set forth in Section 3.11 of the Company Disclosure Letter, without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Initial Offer, the Subsequent Offer or the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 3.12.  Litigation.  Except for such matters disclosed in Section
3.12 of the Company Disclosure Letter and such other matters which, in either case, if adversely determined individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Company (except as specifically disclosed in such Section 3.12 of the Company Disclosure Letter), there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries which have not yet been paid or satisfied in full or which contain ongoing obligations or restrict the Company's or its Subsidiaries' activities going forward.

     Section 3.13. Contracts and Commitments. Section 3.13 of the Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment and contracts or agreements entered into by the Company or a Subsidiary, or, to the knowledge of the Company, entered into by any employee which limit or restrict the Company, any Subsidiary or any employee from engaging in any business in any jurisdiction, (ii) pending agreements or arrangements for, or any agreements or arrangements with continuing obligations relating to, the purchase or sale of any assets (otherwise than in the ordinary course of business), (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of $25,000, (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real or personal property involving annual rent equal to or in excess of $25,000 or more, (vi) all other contracts, agreements or commitments (other than with respect to contracts, agreements or commitments of the type identified in
Section 3.25(b) of the Company Disclosure Letter) involving payments to be made by or to the Company or a Subsidiary equal to or in excess of $100,000 in any 12-month period, and (vii) all contracts, agreements or commitments with Major Customers identified in Section 3.25(b) of the Company Disclosure Letter (individually, a "Material Contract" and collectively, "Material Contracts"). Except for agreements, arrangements or commitments disclosed in Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or commitment which is material to the business of the Company or any of its Subsidiaries. The Company has delivered or made available true, correct and complete copies of all such agreements, arrangements and commitments to Parent. Neither the Company nor any of its Subsidiaries is in default under any such agreement, arrangement or commitment which defaults individually or in the aggregate would reasonably be expected to result in a Company Material Adverse Effect.

     Section 3.14. Information Supplied. None of the information supplied or to be supplied by the Company in writing to Parent specifically for inclusion or incorporation by reference in the Schedule TO will, at the date such documents are first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or Subsequent Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Schedule 14D-9 at the date such document is first published, sent or delivered to the Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or Subsequent Offer, nor the proxy statement to be mailed to the Company Stockholders in connection with the meeting (the "Stockholder's Meeting") to be called to consider the Merger (the "Proxy Statement") (if applicable) at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholder's Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the

Proxy Statement (if applicable) will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in any of the foregoing documents.

     Section 3.15. Employee Benefit Plans. All material employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its Subsidiaries (the "Company Benefit Plans") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries are listed Section 3.15 in the Company Disclosure Letter. Except as set forth in Section 3.15 of the Company Disclosure Letter, true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans have been provided by the Company to Parent: (i) any plans and related trust documents and amendments thereto, (ii) summary plan descriptions and material modifications thereto, (iii) general written communications made since September 1, 1999 to employees relating to the Company Benefit Plans and
(iv) written descriptions of all non-written agreements relating to the Company Benefit Plans. To the extent applicable, the Company Benefit Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter or is a model prototype plan and continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or has maintained or contributed in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code that may result in a material penalty to the Company or any Subsidiary. Neither any Company Benefit Plan, nor the Company nor any Subsidiary has incurred any liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such liability or penalty. Each of the Company and its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA). Except as set forth in Section 3.15 of the Company Disclosure Letter, each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto. There is no pending or, to the knowledge of the Company, threatened or anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as described in the SEC Reports or as required by Law, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

     Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee for such purposes. Except as set forth in Section 3.15 of the Company Disclosure Letter, there are no agreements in effect between the Company or any Subsidiary and any individual retained by the Company or any Subsidiary to provide services as a consultant or independent contractor.

     For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 3.16.  Labor and Employment Matters.  Except as set forth in
Section 3.16 of the Company Disclosure Letter:

          (a) There are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of the Company.

          (b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"). There is no existing, pending or, to the knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of its Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

          (c) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts any of the Company, any of its Subsidiaries or Parent from relocating or closing any of the operations of the Company or any of its Subsidiaries.

          (d) Neither the Company nor any of its Subsidiaries has failed to pay when due any wages (including overtime wages), bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and the payment of wages and benefits. There are no, and the Company has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending or, to the knowledge of the Company, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

          (e) The Company and each of its Subsidiaries are in all material respects in compliance with all immigration laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the knowledge of the Company, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

          (f) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries. No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

          (g) If the Company or any of its Subsidiaries is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

          (h) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or, to the knowledge of the Company, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries.

          (i) No workers' compensation or retaliation claim is pending against the Company or any of its Subsidiaries in excess of $100,000 in the aggregate and the Company maintains adequate insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

     Section 3.17. Environmental Compliance and Disclosure. Except as set forth in Section 3.17 of the Company Disclosure Letter:

          (a) Each of the Company and its Subsidiaries possesses, and is in compliance in all material respect with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all Environmental Laws (as hereinafter defined) applicable to the Company or any Subsidiary, as applicable, and the Company and each of its Subsidiaries is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials;

          (b) Neither the Company nor any Subsidiary has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company or any Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

          (c) No Hazardous Materials have ever been, are being, or are threatened to be spilled, released, discharged, disposed, placed or otherwise caused to become located in buildings or the soil, sub-surface strata, air, water or ground water under, or upon any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary or on which the Company or any Subsidiary is conducting or has conducted its business or operations;

          (d) Neither the Company nor any Subsidiary has entered into or agreed to, nor does it contemplate entering into, any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

          (e) Neither the Company nor any Subsidiary has been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Company, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years;

          (f) Neither the Company nor any Subsidiary has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives or, to the knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the

     Company or any Subsidiary) or any other area on which the Company or any Subsidiary is conducting or has conducted its business or operations from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and there is no basis for any such notice and, to the knowledge of the Company, none are threatened or foreseen;

          (g) Neither the Company nor any Subsidiary has any files or documents relating to environmental matters. Neither the Company nor any Subsidiary has paid any fines, penalties or assessments within the last five years with respect to environmental matters; and

          (h) To the knowledge of the Company, no real property leased by the Company or any Subsidiary contains any friable asbestos, regulated PCBs or underground storage tanks.

     As used in this Section 3.17, the term "Environmental Laws" means any and all past, present and future laws (including without limitation statutes, regulations, and common law) of the United States, any State or political subdivision thereof, or any other nation or political subdivision, for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 USC 9601 et seq.), the Clean Air Act (42 USC sec.sec. 7401 et seq.), the Resource Conservation and Recovery Act (42 USC sec.sec. 6901 et seq.), the Clean Water Act (33 USC sec.sec. 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. sec.sec. 651 et seq.), the Toxic Substance Control Act (15 USC sec.sec. 2601 et seq.), and the Safe Drinking Water Act (42 USC sec.sec. 300f et seq.), as well as any and all state or local laws that relate to pollution, contamination of the environment, human health, or safety, and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and permits issued thereunder.

     As used in this Section 3.17, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste or any other material which may be harmful to human health or the environment.

     Section 3.18.  Intellectual Property.

          (a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all of the following items which the Company and/or its Subsidiaries own in whole or in part and/or have a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor) (hereinafter referred to as the "Intellectual Property Rights"): (i) all United States and foreign patents and applications therefor, (ii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iii) all material trademarks, trade names, service marks, collective marks, and certification marks which have been used by the Company or its Subsidiaries in commerce at any time in the last five years, and (iv) all United States and foreign and copyright registrations and applications therefor. Section 3.18(a) of the Company Disclosure Letter also sets forth a true and complete list of all items described in subsections (i) through (iii) of the previous sentence in which the Company or any of its Subsidiaries own a license (the "Licensed Rights").
     Section 3.18(a) of the Company Disclosure Letter sets forth a true and accurate list with respect to the Company and its Subsidiaries of (i) all unpatented inventions which have been the subject of a patent application by the Company or any Subsidiary, and (ii) all material copyrightable software products (excluding derivative works) which have not been the subject of a copyright registration or application therefor by the Company or any Subsidiary, including but not limited to software code, manuals and other text works. Prior to the date hereof, the Company has provided Parent with reasonable access to all of the Company's and its Subsidiaries' material trade secrets, proprietary information, databases and data. The Company represents and warrants that, except as expressly stated in
     Section 3.18(a) of the Company Disclosure Letter, (i) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange; (ii) to the knowledge of the Company, the

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

     Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iii) the Intellectual Property Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of each of the Company, its Subsidiaries and the Company's affiliates as presently conducted. To the knowledge of the Company, the validity of the Intellectual Property Rights and title thereto and validity of the Licensed Rights, (i) have not been questioned in any prior Litigation; (ii) are not being questioned in any pending Litigation; and (iii) are not the subject(s) of any threatened or proposed Litigation. The business of each of the Company and its Subsidiaries, as presently conducted, does not conflict with and, to the knowledge of the Company, has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company's or its Subsidiaries' right to use any of the Licensed Rights. Except as expressly authorized by the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or its Subsidiaries as presently conducted.

          (b) Each of the Company and its Subsidiaries owns, or possesses sufficiently broad and valid rights to, all computer software programs that are material to the conduct of the business of the Company and its Subsidiaries. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary.

     Section 3.19. Brokers. Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 3.19 of the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 3.20. Insurance Policies. Section 3.20 of the Company Disclosure Letter contains a complete and accurate list of all insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and the Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Company and the Subsidiaries.

     Section 3.21.  Notes and Accounts Receivable.

          (a) Except as disclosed in Section 3.21(a) of the Company Disclosure Letter, there are no notes receivable of the Company or any Subsidiary owing by any director, officer, stockholder or employee of the Company or any Subsidiary ("Affiliate Debt").

          (b) Except as disclosed in Section 3.21(b) of the Company Disclosure Letter, all accounts receivable of the Company and any Subsidiary are current or covered by adequate reserves for uncollectability, and there are no material disputes regarding the collectibility of any such accounts receivable.

     Section 3.22.  Transactions with Affiliates.  Except as set forth in
Section 3.22 of the Company Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries) (collectively, the "Affiliate Transactions"), no director, officer or other "affiliate" or "associate" (as hereinafter defined) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of

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the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

     Section 3.23. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

     Section 3.24. Stockholders' Rights Agreement. Neither the Company nor any Subsidiary has adopted, or intends to adopt, a stockholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries.

     Section 3.25.  Major Suppliers and Customers.

          (a) Section 3.25(a) of the Company Disclosure Letter sets forth a list of each supplier of goods or services to Company and the Subsidiaries to whom the Company and the Subsidiaries paid in the aggregate more than $200,000 during the 12-month period ended March 31, 2000 (each a "Major Supplier" and, collectively, "Major Suppliers"), together with in each case the amount paid during such period. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Supplier and, to the knowledge of the Company, no Major Supplier intends to terminate, limit or reduce its business relations with the Company or any Subsidiary. The Company has no reason to believe that the consummation of the transactions contemplated hereunder will have any material adverse effect on the business relationship of the Company or any Subsidiary with any Major Supplier. Except as set forth in Section 3.25(a) of the Company Disclosure Letter, none of the officers or directors of the Company or any Subsidiary, or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary, or any company or other organization in which any officer or director of the Company or any Subsidiary or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary has a direct or indirect or indirect financial interest, has any financial interest in any supplier of the Company or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

          (b) Section 3.25(b) of the Company Disclosure Letter sets forth a list of each customer which the Company and the Subsidiaries invoiced in the aggregate more than $250,000 during the 12-month period ended March 31, 2000 (each a "Major Customer" and, collectively, "Major Customers") together with the amount of the invoices issued during such period. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Customer and, to the knowledge of the Company, no Major Customer intends to terminate, limit or reduce its business relations with the Company or any Subsidiary. As of the date hereof, the Company has no reason to believe that the consummation of the transactions contemplated hereunder will materially adversely affect the business relationship of the Company or any Subsidiary with any Major Customer. Except as set forth in
     Section 3.25(b) of the Company Disclosure Letter, none of the officers or directors of the Company or any Subsidiary, or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary, or any company or other organization in which any officer or director of the Company or any Subsidiary or any "affiliate" or "associate" of any officer or director of the Company or any Subsidiary has a direct or indirect financial interest, has any financial interest in any customer of the Company or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

     Section 3.26. Liability Assumptions. Section 3.26 of the Company Disclosure Letter sets forth a true and accurate list of certain assets and liabilities of the Company (the "Fixed Payments") existing as of June 30, 2000.

     Section 3.27. Disclosure. No representation or warranty made by the Company in this Agreement or in the Company Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

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                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Each of Parent and Sub represents and warrants to the Company as follows:

     Section 4.1. Organization and Standing. Such person (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Parent or Sub.

     Section 4.2. Authority for Agreement. Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the OBCA). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such person enforceable against such person in accordance with its terms.

     Section 4.3. No Conflict. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of such person, (ii) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such person of its respective obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 4.4. Required Filings and Consents. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the OBCA, (ii) for those required by the HSR Act, (iii) for filings contemplated by Sections 1.1, 1.2 and 3.14 and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement.

     Section 4.5. Information Supplied. None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the
Schedule 14D-9 or the Proxy Statement (if applicable) will, at the date such documents are first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of

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the circumstances under which they were made, not misleading. Neither the
Schedule TO, at the date such document is first published, sent or delivered to the Company Stockholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer, nor the Proxy Statement (if applicable) at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholder's Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-1 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in any of the foregoing documents.

     Section 4.6. Brokers. Other than UBS Warburg, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by such person in connection with this Agreement, the Initial Offer, the Subsequent Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1.  Conduct of the Business Pending the Merger.

          (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time unless Parent shall otherwise agree in writing, (i) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and its Subsidiaries shall use reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has business relations, and (iii) the Company and its Subsidiaries will comply with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Without limiting the foregoing, neither the Company nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice as of December 31, 1999, (i) materially reduce the expenses of the Company or its Subsidiaries relating to sales or customer service or support, (ii) materially discount the price or materially alter the terms of any of the Company's or its Subsidiaries' products or services, (iii) reduce or discount any accounts receivable of the Company or any Subsidiary to accelerate collection of such accounts receivable or sell or factor any accounts receivable of the Company or any Subsidiary, or (iv) manage the accounts payable of the Company or any Subsidiary in a manner inconsistent with the Company's past practice as of December 31, 1999.

          (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
     (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon (A) the exercise of Company Options outstanding as of the date of this Agreement, (B) the exercise of warrants outstanding as of the date of this Agreement or (C) the conversion of convertible notes outstanding on the date of this Agreement which notes have been identified in Section 3.2 of the Company Disclosure Letter; (v) change the exercise price of any warrants or options to acquire any shares of Company Common Stock; or (vi) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

          (c) Except as expressly contemplated by this Agreement, the Company covenants and agrees that between the date of this Agreement and the Effective Time the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent, (i) amend its articles of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents;
     (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings or payments under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) accelerate the timing of payment of any outstanding indebtedness for borrowed money; (iv) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of its Subsidiaries (other than normal trade terms and loans or advances less than $25,000 in any case made in the ordinary course of business consistent with past practice); (v) mortgage or pledge any of its assets or properties;
     (vi) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $25,000 or greater other than with respect to transactions in the ordinary course of business consistent with past practice; (vii) change its accounting policies except as required by GAAP; (viii) make any change in employment terms for any of its directors or officers; (ix) except as expressly identified in Section 5.1(c) of the Company Disclosure Letter and following notice by the Company to Parent, alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or its Subsidiaries or enter into any new, or amend any existing, employment agreements other than in the ordinary course of business consistent with past practice; (xi) make any change to the Company Benefit Plans; (xii) amend or cancel or agree to the amendment or cancellation of any Material Contract or enter into a contract that would have been a Material Contract had such contract been in existence as of the date of this Agreement; (xiii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (xiv) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xv) make any Tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $25,000 in the aggregate; (xvi) enter into any agreements, arrangements or understandings with respect to the purchase, sale or lease of any real property or amend, cancel or extend any agreement, arrangement or understanding with respect to the lease of any real property; or (xvii) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) outside the ordinary course of business consistent with past practice involving amounts in excess of $25,000 in the aggregate.

     Section 5.2. Access to Information; Confidentiality.

          (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") of the Company to, afford the Representatives of Parent and Sub reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Parent and Sub with all financial, operating and other data and information as Parent or Sub, through its Representatives, may reasonably request. The Company shall furnish to Parent and Sub all monthly financial and operating data and information normally prepared by the Company as promptly as practicable following the end of each calendar month. Parent and the Company will remain subject to the terms of the proprietary nondisclosure agreement between Parent and the Company dated June 23, 2000 (the "Confidentiality Agreement").

          (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 5.3. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or nonoccurrence, of any event which would be likely to cause

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

any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or Sub, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement.

     Section 5.4.  Reasonable Best Efforts; Further Assurances.

          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Initial Offer, any Subsequent Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Entity that are necessary, proper or advisable to consummate the Initial Offer, the Subsequent Offer, the Merger and the transactions contemplated hereby (each a "Required Approval"). In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable, to the extent it has not already done so, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within ten business days of the date hereof),
     (ii) all necessary filings with other Governmental Entities relating to the Initial Offer, the Subsequent Offer and the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the such laws and to use its best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws as soon as practicable.

          (b) Each of the parties hereto shall, in connection with the efforts referenced in Section 5.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) promptly inform the other party of the timing and content of any communications with the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Initial Offer, the Subsequent Offer, the Merger or the transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Initial Offer, the Subsequent Offer, the Merger or the transactions contemplated hereby, each of the parties hereto shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Initial Offer, the Subsequent Offer, the Merger or the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of this Agreement to the contrary, neither Parent nor the Surviving Corporation shall be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries in order to remedy or otherwise

                                      A-21
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     address the concerns (whether or not formally expressed) of any
     Governmental Entity under the HSR Act or any other antitrust statute or regulation. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate mergers, acquisitions or other business combinations.

          (d) At and after the Effective Time, the officers and directors of the Surviving Corporation and Parent will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the applicable Surviving Corporation as a result of, or in connection with, the Merger.

          (e) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Initial Offer, the Subsequent Offer, the Merger or any other transactions contemplated by this Agreement or the Stockholder's Agreements and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Stockholder's Agreements, the Initial Offer, the Subsequent Offer, the Merger or any other transaction contemplated by this Agreement or the Stockholder's Agreements, take all actions necessary to ensure that this Agreement, the Stockholder's Agreements, the Initial Offer, the Subsequent Offer, the Merger and any other transactions contemplated by this Agreement or the Stockholder's Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder's Agreements and otherwise to minimize the effect of such statute or regulation on the Initial Offer, the Subsequent Offer, the Merger and the other transactions contemplated by this Agreement and the Stockholder's Agreements.

     Section 5.5. Board Recommendations.

          (a) In connection with the Initial Offer, the Subsequent Offer, the Merger and Stockholders' Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the holders of the Company Common Stock to tender their shares of Company Common Stock in the Initial Offer and any Subsequent Offer and to vote in favor of the Merger and use its reasonable best efforts to obtain the necessary approvals by the Company Stockholders of this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.5(b) (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of the Initial Offer, the Subsequent Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an "Alternative Transaction"), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the termination of the Initial Offer, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section 5.9 and after taking into consideration the opinion of outside counsel with respect to its fiduciary duties to Company Stockholders under applicable Law, that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) inform Company Stockholders that it no longer believes that the Initial Offer, the Subsequent Offer and the Merger are advisable and no longer recommends approval (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day (or the second business day, in the case of a material amendment to a Superior Proposal) following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the

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

     Board of Directors of the Company intends to make a Subsequent Determination. During such three business day period (or two business day period in the case of a material amendment), the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be more favorable to the Company Stockholders than the Initial Offer, the Subsequent Offer and the Merger from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction).

          (c) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by
     Section 5.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Initial Offer, the Subsequent Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction.

     Section 5.6.  Stockholder Litigation.

     The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; provided, however, for so long as this Agreement has not been terminated, no such settlement shall be agreed to without Parent's consent which consent will not be unreasonably withheld.

     Section 5.7.  Indemnification.

          (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company Articles of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least five (5) years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligation with respect thereto. Parent and Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the fifth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

          (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for five (5) years from the Effective Time, if available, the current directors' and officers' liability insurance policies ("D&O Insurance") (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to one hundred fifty percent (150%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than one hundred fifty percent (150%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to one hundred fifty percent (150%) of current annual premiums.

          (c) If the Surviving Corporation or any of its successors or assigns
     (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper

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

     provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

     Section 5.8. Public Announcements. Except for the initial press release of the Company announcing the transactions contemplated by this Agreement (included in Section 5.8 of the Company Disclosure Letter), which is expressly approved by Parent, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Initial Offer, the Subsequent Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party.

     Section 5.9. Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the termination of the Initial offer if, and to the extent that, (A) the Board of Directors of the Company, after taking into consideration advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (C) the Board of Directors of the Company concludes in good faith, based upon written advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. The Company shall provide immediate oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company or any equity interest in the Company.

     Section 5.10.  Company Stockholders' Meeting.

          (a) The Company shall cause the Stockholders' Meeting (if such meeting is required) to be duly called and held as soon as practicable following the consummation of the Initial Offer (or, at Sub's option, the Subsequent Offer, if applicable) for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company shall take all action necessary in accordance with applicable Law and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders' Meeting, if such meeting is required.

          (b) The Company shall, at the direction of Parent, solicit from holders of shares of Company Stock entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the OBCA or this Agreement to effect the Merger.

     Section 5.11.  Proxy Statement.

          (a) If required by applicable Law, Parent and the Company will as promptly as practicable following the consummation of the Initial Offer (or, at Sub's option, the Subsequent Offer, if applicable) jointly prepare, and the Company shall file, the Proxy Statement with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions. Each party to this Agreement will notify the other

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

     parties and the Board of Directors of the Company promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Initial Offer, the Subsequent Offer or the Merger. If (A) at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent and (B) if at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Sub or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (A) or (B) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file and, if required, mail such amendment or supplement to the Company Stockholders; provided, prior to such filing or mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon. Parent shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Stock directly or indirectly beneficially owned by it.

          (b) The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company (the "Independent Advisor Engagement Letter"), consented to the inclusion of references to its opinion in the Proxy Statement. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Initial Offer, the Subsequent Offer, the Merger or this Agreement.

          (c) Notwithstanding the foregoing, if at any time Sub and/or any direct or indirect subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the expiration of the Initial Offer or Subsequent Offer, if applicable, and the satisfaction or waiver of the conditions set forth in Article VI without the Stockholders' Meeting in accordance with Section 60.491 of the OBCA.

     Section 5.12. Stockholder Lists. The Company shall promptly upon the request by Parent, or shall cause its transfer agent to promptly, furnish Parent and Sub with mailing labels containing the names and addresses of all record holders of shares of Company Stock and with security position listings of shares of Company Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Stock. The Company shall furnish Parent and Sub with such additional information, including, without limitation, updated listings and computer files of the Company Stockholders, mailing labels and security position listings, and such other assistance as Parent, Sub or their agents may reasonably request.

     Section 5.13. Shares Held by Company Subsidiaries. The Company agrees to cause each of the Subsidiaries of the Company that owns any shares of Company Stock not to tender any such shares pursuant to the Initial Offer or Subsequent Offer.

     Section 5.14. Directors. Promptly upon the acceptance for payment of, and payment by Sub for, shares of Company Common Stock pursuant to the Initial Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with
Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub in the Initial Offer plus the number of shares of Company Stock otherwise owned by Parent, Sub or any other subsidiary of Parent bears to (ii) the total number of shares of Company Common Stock outstanding, and the Company shall, at such time, cause Sub's designees to be appointed or elected. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such appointment or election, including mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (either separately or combined with the Schedule 14D-9), and the Company agrees

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

to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in such information statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Sub, use its best efforts to either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Sub's designee to be elected or appointed to the Board of Directors of the Company as provided above.

     Section 5.15. Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Sub under this Agreement.

     Section 5.16. Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company's Subsidiaries to be effective upon the purchase of outstanding shares of Company Common Stock by Sub pursuant to the Initial Offer. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

     Section 5.17.  Company Options.

          (a) As promptly as practicable following the date hereof, and in any event prior to the termination date of the Initial Offer, the Company shall amend the Company Stock Option Plans and any other agreements pursuant to which Company Options have been granted to provide that (i) all Company Options with an exercise price less than the per share Merger Consideration shall vest upon the consummation of the Merger, (ii) upon the consummation of the Merger, each Company Option shall represent only the right to receive upon payment of the applicable exercise price, the per share Merger Consideration, in lieu of a share of Company Common Stock and (iii) other than with respect to the right to receive the per share Merger Consideration pursuant to clause (ii) of this sentence, all Company Options shall be terminated upon consummation of the Merger.

          (b) As promptly as practicable following the date hereof, the Company shall use its best efforts to cause each director of the Company to agree to terminate and cancel all Company Options owned by such director with exercise prices equal to or in excess of the per share Merger Consideration upon consummation of the Merger.

     Section 5.18. Series A Preferred Stock. Promptly following the acceptance for payment of, and payment by Sub for, shares of Company Common Stock pursuant to the Initial Offer, the Company shall, if requested to do so by Parent, redeem all of the outstanding shares of Series A Preferred Stock in accordance with its terms and shall irrevocably deposit funds sufficient to redeem such shares of Series A Preferred Stock in an account to pay for such redemption. Concurrently with the acceptance for payment, and payment by Sub for, shares of Company Common Stock pursuant to the Initial Offer, if Parent requests that the Company redeem the Series A Preferred Stock, Parent shall by wire transfer of immediately available funds to an account designated by the Company, advance to the Company an amount equal to the amount necessary to redeem all outstanding shares of Series A Preferred Stock.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

          (a) Each of the conditions set forth in Annex I shall have been satisfied or waived by Sub, and Sub or its permitted assignee shall have purchased the shares of Company Common Stock validly tendered and not withdrawn pursuant to the terms of the Initial Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Sub if, in breach of this Agreement or the terms of the Initial Offer, Sub or its permitted assignee fails to purchase any shares of Company Common Stock validly tendered and not withdrawn pursuant to the Initial Offer;

          (b) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders, if and to the extent required by the OBCA, the Company Articles of Incorporation and the Company Bylaws;

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated;

          (d) There shall not be overtly threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal which is reasonably likely to restrain or prohibit the consummation of the Merger;

          (e) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act); and

          (f) The offering period with respect to the Subsequent Offer, if applicable, shall have expired.

     Section 6.2. Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) (i) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (unless such representations or warranties refer to a specific date, in which case such representations or warranties shall be true and correct in all respects as of such date); (ii) the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (unless such representations or warranties refer to a specific date, in which case such representations or warranties shall be true and correct in all material respects as of such date); (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement; and (iv) the Company shall have delivered to Parent and Sub a certificate to the effect that each of the conditions specified in (i), (ii) and (iii) above is satisfied in all respects; and

          (b) The Company and its Subsidiaries shall have procured all third party consents legally required for the consummation of the Merger.

     Section 6.3. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Parent and Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

          (b) The representations and warranties of Parent and Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

          (c) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

          (d) Parent and Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.3(a), (b) and (c) is satisfied in all respects.

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                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company
Stockholders:

          (a) By mutual written consent of duly authorized representatives of Parent and the Company;

          (b) By any of Parent, Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

          (c) By any of Parent, Sub or the Company if the Merger shall not have been consummated on or before December 31, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

          (d) By Parent or Sub if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have announced to do any of the foregoing;

          (e) By Parent or Sub, if as a result of the failure of any of the conditions set forth in Annex I to this Agreement, the Initial Offer shall have been terminated by Parent or Sub or expired in accordance with its terms without Sub (or any permitted assignee) having purchased any shares of Company Common Stock pursuant to the Initial Offer;

          (f) By Parent or Sub, if (i) any of the conditions set forth in
     Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Sub, (ii) holders of outstanding debt obligations of the Company or any of its Subsidiaries under the Financing Agreement dated as of August 13, 1999 by and among the Company, Foothill Capital Corporation and Ableco Finance LLC (and the related agreements) shall have exercised any remedies which result in the transfer, seizure or blockage of any collateral arising out of a default under such agreement (or related agreements) by the Company or any of its Subsidiaries or (iii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within ten (10) days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Sub;

          (g) By the Company, if (i) any of the conditions set forth in
     Section 6.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within ten (10) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company; or

          (h) By the Company if, in compliance with its obligations under Sections 5.5 and 5.9, (i) the Board of Directors of the Company shall have withdrawn or shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Initial Offer, the Subsequent Offer, the Merger or this Agreement and (ii) the Company shall have entered into an agreement with respect to a Superior Proposal.

     Section 7.2.  Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
     Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 7.2, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

          (b) If (i) Parent or Sub exercises its right to terminate this Agreement under Section 7.1(d); (ii) (A) after the date of this Agreement any Acquisition Proposal involving the Company, which the Company's Board of Directors has endorsed as a Superior Proposal, shall have been announced, (B) the Initial Offer shall have remained open until at least the scheduled expiration date immediately following the date such Acquisition Proposal is announced, (C) the Minimum Condition shall not have been satisfied at the expiration of the Initial Offer and (D) this Agreement or the Initial Offer shall thereafter be terminated, or (iii) the Company exercises its right to terminate this Agreement under
     Section 7.1(h), the Company shall pay to Parent upon demand $3.0 million plus an amount equal to the reasonable costs and expenses of Parent and Sub (including reasonable legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (the "Termination Fee"), payable in same-day funds.

          (c) If (i) after the date of this Agreement any Acquisition Proposal involving the Company shall have been announced, (ii) the Initial Offer shall have remained open until at least the scheduled expiration date immediately following the date such Acquisition Proposal is announced,
     (iii) the Minimum Condition shall not have been satisfied at the expiration of the Initial Offer and (iv) this Agreement or the Initial Offer shall thereafter be terminated, the Company shall pay to Parent upon demand an amount equal to the costs and expenses of Parent and Sub (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, payable in same-day funds.

          (d) If within one year after termination of this Agreement, the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal (i) at a per share purchase price greater than or equal to 85% of the Offer Price with a person other than Parent or Sub or
     (ii) at any price with a person other than Parent or Sub who made an Acquisition Proposal after the date hereof and prior to the expiration date of the Initial Offer, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent upon demand the Termination Fee, payable in same-day funds; provided that no such amount shall be payable (A) if the Termination Fee shall have become payable or have been paid in accordance with Section 7.2(b) of this Agreement, (B) if the Initial Offer was not consummated because of the failure of a condition contained in clause (i), (ii) or (iii) of Annex I or
     (C) if this Agreement shall have been terminated by the Company in accordance with clause (ii) of Section 7.1(g).

          (e) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) of Parent in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

     Section 7.3. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof. Following the election or appointment of Sub's designees pursuant to Section 5.14 and prior to the Effective Time, the affirmative vote of the directors of the Company who are not designees of Sub shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, or (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.

     Section 7.4. Waiver. At any time prior to the Effective Time, whether before or after the Stockholders' Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1. No Third Party Beneficiaries. Other than the provisions of Sections 5.6 and 5.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

     Section 8.2. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     Section 8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Sub may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Sub of any of its obligations hereunder.

     Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 8.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof.

     Section 8.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 8.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 8.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.10. Non-Survival of Representations and Warranties and Agreements. This Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (i) the agreements set forth in Articles I and VIII and Sections 5.4, 5.6 and 5.7 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Sections 5.6, 5.7 and 7.2 and in Article VIII shall survive the termination of this Agreement indefinitely.

     Section 8.11.  Certain Definitions.

          (a) For purposes of this Agreement, the terms "associate" and "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

          (b) For purposes of this Agreement, the phrase "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, operations, prospects, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     Section 8.12. Fees and Expenses. Except as provided in Section 7.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 8.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.13:

                                        If to Parent or Sub:
                                        John H. Harland Company
                                        2939 Miller Road
                                        Decatur, Georgia 30035
                                        Telecopier: (770) 593-5619
                                        Attention: John C. Walters

                                        with a copy to:
                                        King & Spalding
                                        191 Peachtree Street
                                        Atlanta, Georgia 30303
                                        Telecopier: (404) 572-5100
                                        Attention: Alan J. Prince
                                        Mark E. Thompson

                                        If to the Company:
                                        Concentrex Incorporated
                                        400 SW Sixth Avenue, Suite 200
                                        Portland, Oregon 97204
                                        Telecopier: (503) 790-9229
                                        Attention: Jeffrey P. Strickler

                                        with a copy to:
                                        Tonkon Torp LLP
                                        1600 Pioneer Tower
                                        888 SW Fifth Avenue
                                        Portland, Oregon 97204-2099
                                        Telecopier: (503) 972-3706
                                        Attention: Ronald L. Greenman

     IN WITNESS WHEREOF, the Company, Parent and Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         CONCENTREX INCORPORATED

                                         By:     /s/ MATTHEW W. CHAPMAN
                                           -------------------------------------
                                                 Name: Matthew W. Chapman
                                                  Title: Chairman and CEO

                                         JOHN H. HARLAND COMPANY

                                         By:      /s/ TIMOTHY C. TUFF
                                           -------------------------------------
                                                   Name: Timothy C. Tuff
                                                  Title: Chairman and CEO

                                         JH ACQUISITION CORP.

                                         By:      /s/ JOHN C. WALTERS
                                           -------------------------------------
                                                   Name: John C. Walters
                                                   Title: Vice President

                                    ANNEX I

                        CONDITIONS OF THE INITIAL OFFER

     Notwithstanding any other provision of the Initial Offer or the Agreement, and in addition to and not in limitation of Sub's rights to extend or amend the Initial Offer at any time, in its sole discretion (subject to the Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC, pay for any shares of Company Common Stock, and (subject to such rules and regulations) may delay the acceptance of payment of or, subject to any restriction referred to above, the payment for, and may (except as provided in the Agreement) terminate the Initial Offer, if (a) the shares of Company Common Stock tendered pursuant to the Initial Offer by the expiration of the Initial Offer and not withdrawn, together with the shares of Company Common Stock owned by Parent or a wholly owned subsidiary of Parent represent, on a fully diluted basis, less than a majority of the outstanding voting power of the Company Common Stock (the "Minimum Condition"), (b) the waiting periods under the HSR Act applicable to the transactions contemplated by the Agreement shall not have expired or been terminated, if applicable, or any other regulatory approvals required under applicable Law have not been obtained, which if not obtained would prevent the consummation of the Initial Offer, (c) Tonkon Torp LLP, legal counsel for the Company, does not deliver an opinion substantially in the form of Exhibit A hereto, or (d) at any time after the date of this Agreement and prior to the acceptance for payment of the shares of Company Common Stock, any of the following conditions exist:

          (i) there shall be instituted, pending or threatened any action, investigation or proceeding by any Governmental Entity, or there shall be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Sub, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Initial Offer, the acceptance for payment of or payment for some of or all the shares of Company Common Stock by Sub or the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Initial Offer or the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Sub or its affiliates of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Sub or any of its affiliates, or to compel Sub or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Sub or any of its affiliates, (C) seeking to impose or confirm limitations on the ability of Sub or any of its affiliates effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote the shares of Company Common Stock acquired or owned by Sub or any of its affiliates on all matters properly presented to the Company Stockholders, (D) seeking to require divestiture by Sub or any of its affiliates of the shares of Company Common Stock, or (E) that otherwise would reasonably be expected to have a Company Material Adverse Effect;

          (ii) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Initial Offer, the acceptance for payment of or payment for any shares of Company Common Stock or the Merger, by any Governmental Entity that, in the reasonable judgment of Sub, may, directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above;

          (iii) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (B) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of twenty percent (20%), measured from the date of the Agreement, (C) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (D) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States that has a significant adverse effect on the functioning of the financial markets in the United States, or (E) in the case of any of the foregoing existing at the time of execution of the Agreement, a material acceleration or worsening thereof;

          (iv) (A) the representations and warranties of the Company in the Agreement that are qualified by materiality shall not be true and correct in all respects as of the date of the Agreement and as of the Effective Time; (B) the representations and warranties of the Company in the Agreement that are not qualified by materiality shall not be true and correct in all material respects as of the date of the Agreement and as of the Effective Time; (C) the Company shall not have performed in all material respects all obligations required to be performed by it under the Agreement; (D) the directors of the Company's Subsidiaries shall not have resigned and appointed nominees to fill their vacancies as provided in
     Section 5.16; (E) the representations and warranties contained in Section
     3.26 are not true and correct in all respects; and (F) an officer of the Company shall not have delivered to Parent and Sub a certificate to the effect that each of the foregoing conditions is satisfied in all respects;

          (v) the Company and its Subsidiaries shall not have procured all necessary third party consents (other than from Governmental Entities) with respect to matters material to the conduct of business by the Company required in connection with the execution and delivery of the Agreement and the consummation of the Merger and the other transactions contemplated hereby; or

          (vi) the Agreement shall have been terminated in accordance with its terms,

which, in the reasonable judgment of Sub in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Sub and may be asserted by Sub regardless of the circumstances giving rise to any such condition (including any action or omission by Sub) or may be waived by Sub in whole or in part at any time and from time to time, in its sole discretion. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Should the Initial Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall be returned forthwith.

                                                                       EXHIBIT A
The opinions to be delivered on behalf of the Company will be to the following effect, with only such assumptions and qualifications as are reasonably satisfactory to Sub and Parent:

          1. Each of the Company and each Subsidiary (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full power and authority as a corporation or limited liability company, as applicable, and, to our knowledge, all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) based on the certificate of the Company and each Subsidiary, is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

          2. The Company has all necessary power and authority to execute and deliver the Agreement, to perform its obligations thereunder and to consummate the Offer, the Merger and the other transactions contemplated by the Agreement.

          3. The execution, delivery and performance by the Company of the Agreement, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by the Agreement, have been duly authorized by all necessary corporate action, (including, without limitation, the approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the Offer, the Merger or the other transactions contemplated by the Agreement. The Company has duly and validly executed and delivered the Agreement.

          4. The Agreement and the transactions contemplated thereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and moratorium laws, and general principles of equity.

          5. The execution and delivery of the Agreement by the Company do not, and the performance of the Agreement by the Company and the consummation of the Offer and the Merger and the other transactions contemplated by the Agreement will not (i) conflict with or violate the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries by which any material property or asset of the Company or any of its Subsidiaries is bound or affected or
     (iii) based on the certificate of the Company and each Subsidiary, and except as disclosed in the Agreement or the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries in any case that would be material to the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected.

          6. The Company's authorized capitalization consists of 10,000,000 shares of common stock and 5,576,800 shares of preferred stock. Except as disclosed in the Agreement and the Company Disclosure Letter, to our knowledge, there are no rights of first refusal, preemptive rights or other rights, options, calls, warrants or other securities with rights outstanding which are convertible into, exercisable for, or convertible into, exercisable for, or related to any shares of capital stock of the Company or any Subsidiary or other agreement either directly or indirectly for the purchase or acquisition from the Company or any Subsidiary of any shares of its capital stock.

                                                                      APPENDIX B

                            FORM OF TENDER AGREEMENT

     THIS TENDER AGREEMENT (this "Agreement") dated as of July 17, 2000 is entered into by and among John H. Harland Company, a Georgia corporation ("Parent"), JH Acquisition Corp., an Oregon corporation and wholly owned subsidiary of Parent ("Buyer"), and [NAME OF SECURITYHOLDER], in his capacity as a stockholder of the Company and a resident of the State of Oregon ("Securityholder"), with respect to certain equity securities owned by Securityholder of Concentrex Incorporated, an Oregon corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, Parent, Buyer and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof pursuant to which Buyer has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the "Merger") in accordance with the provisions of the Oregon Business Corporation Act;

     WHEREAS, as of the date hereof, Securityholder beneficially owns and has the power to vote certain shares of the common stock, no par value, of the Company (the "Company Common Stock"); and

     WHEREAS, in consideration of Buyer's and Parent's agreements herein and in the Merger Agreement, Securityholder has agreed to cooperate with Buyer and Parent with respect to the acquisition of the Company by Parent and Buyer upon the terms and subject to the conditions set forth in the Merger Agreement.

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Certain Covenants.

          1.1 Lock-Up. Securityholder hereby covenants and agrees during the term of this Agreement that (a) except as consented to in writing by Parent in its sole discretion, Securityholder will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of or limit its right to vote in any manner any of the Securities (as hereinafter defined), or agree to do any of the foregoing, and (b) Securityholder will not take any action which would have the effect of preventing or disabling Securityholder from performing its obligations under this Agreement.

          1.2 No Solicitation. During the term of this Agreement, neither Securityholder nor any person acting as an agent of Securityholder or otherwise on Securityholder's behalf shall, directly or indirectly, solicit, encourage or initiate negotiations with, or provide any information to (except as permitted under the Merger Agreement), any corporation, partnership, person or other entity or group (other than Parent or an affiliate or an associate of Parent) concerning any sale, transfer, pledge or other disposition or conversion of the Securities. Securityholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Securityholder will notify Buyer immediately if any party contacts Securityholder following the date hereof (other than Buyer or an affiliate or associate of Buyer) concerning any sale, transfer, pledge or other disposition or conversion of the Securities.

          1.3  Voting Agreement.

             (a) Securityholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Buyer, expressly limited to the term of this Agreement, as proxy for Securityholder to vote (or refrain from voting) in any manner as Buyer, in its sole discretion, may see fit, all of the Securities of Securityholder for Securityholder and in Securityholder's name, place and stead, at any annual, special or other meeting or action of the securityholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of securityholders of the Company, in lieu of a meeting or otherwise, with respect and limited to the following matters: (i) the adoption and approval of the Merger Agreement, (ii) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Acquisition Proposal (as defined in the Merger Agreement), and (iii) any sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger). The parties acknowledge and agree that neither Buyer, nor Buyer's successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever to Securityholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Buyer of the Securities subject to the irrevocable proxy hereby granted to Buyer at any annual, special or other meeting or action or the execution of any consent of the securityholders of the Company.

             (b) Notwithstanding the foregoing grant to Buyer of the irrevocable proxy, in the event Buyer elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Securityholder agrees to vote all of the Securities during the term of this Agreement (i) if the issue on which Securityholder is requested to vote is a proposal to approve the Merger, Securityholder agrees to vote in favor of or give its consent to, as applicable, such transaction or (ii) otherwise in the manner directed by Buyer at any annual, special or other meeting or action of securityholders of the Company, in lieu of a meeting or otherwise with respect to any issue brought before the securityholders of the Company.

          1.4 Tender of Securities. Securityholder agrees to tender, and not withdraw, the Securities owned by Securityholder to Buyer in the Initial Offer (as defined in the Merger Agreement), and in any event no later than 10 business days following the commencement of the Initial Offer.

          1.5 Public Announcement. Securityholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Buyer, except as may be required by law.

          1.6 Stop Transfer Instruction. Promptly following the date hereof, Securityholder and Buyer shall deliver joint written instructions to the Company and to the Company's transfer agent stating that the Securities may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of in any manner without the prior written consent of Buyer or except in accordance with the terms and conditions of this Agreement.

     2. Representation and Warranties.

          2.1 Representations and Warranties of Buyer and Parent. Buyer and Parent, hereby jointly and severally, represent and warrant to Securityholder, as of the date hereof and as of the date Buyer purchases shares of Company Common Stock pursuant to the Initial Offer, as follows:

             (a) Authorization. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of Buyer and Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of Buyer and Parent has duly authorized, executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

          2.2 Representations and Warranties of Securityholder. Securityholder hereby represents and warrants to Buyer and Parent, as of the date hereof and as of the date Buyer purchases shares of Company Common Stock pursuant to the Initial Offer, as follows:

             (a) Ownership. Securityholder is the record (individually or in joint ownership with his spouse) and beneficial owner of, and has good
        and marketable title to,                shares of Company Common Stock
        (collectively, the "Securities"), in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever.

             (b) Authorization. Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to all of the Securities owned by Securityholder with no restrictions on its voting rights or rights of disposition pertaining thereto. Securityholder has duly authorized, executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Securityholder, enforceable against Securityholder in accordance with its terms.

             (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Securityholder. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Securities. Securityholder has not previously assigned or sold any of the Securities to any third party.

             (d) Securityholder Has Adequate Information. Securityholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon Buyer or Parent and based on such information as Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Securityholder acknowledges that neither Buyer nor Parent has made and neither make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Securityholder acknowledges that the agreements contained herein with respect to the Securities by Securityholder are irrevocable, and that Securityholder shall have no recourse to the Securities or Buyer or Parent, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

             (e) Buyer's Excluded Information. Securityholder acknowledges and confirms that (a) Buyer or Parent may possess or hereafter come into possession of certain non-public information concerning the Securities and the Company which is not known to Securityholder and which may be material to Securityholder's decision to sell the Securities ("Buyer's Excluded Information"), (b) Securityholder has requested not to receive Buyer's Excluded Information and has determined to sell the Securities notwithstanding its lack of knowledge of Buyer's Excluded Information, and (c) Buyer and Parent shall have no liability or obligation to Securityholder, in connection with, and Securityholder hereby waives and releases Buyer and Parent from, any claims which Securityholder or its successors and assigns may have against Buyer or Parent (whether pursuant to applicable securities laws or otherwise) with respect to, the non-disclosure of Buyer's Excluded Information; provided, however, nothing contained in this Section 2.2(e) shall limit Securityholder's right to rely upon the express representations and warranties made by Buyer and Parent in this Agreement, or Securityholder's remedies in respect of breaches of any such representations and warranties.

             (f) No Setoff. Securityholder has no liability or obligation related to or in connection with the Securities other than the obligations to Buyer and Parent as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

     3. Survival of Representations and Warranties. The respective representations and warranties of Securityholder, Parent and Buyer contained herein or in any certificates or other documents delivered in connection herewith shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

     4. Specific Performance. Securityholder acknowledges that Buyer and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Securityholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Buyer and Parent upon the breach by Securityholder of such covenants and agreements, Buyer and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

     5. Miscellaneous.

          5.1 Term. This agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement or (ii) the 30th day after the date hereof if Parent has not commenced the Initial Offer.

          5.2 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

          5.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

          5.4 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

          5.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

          5.6 Assignment. This Agreement may not be transferred or assigned by Securityholder but may be assigned by Buyer to any of its affiliates or to any successor to its business and will be binding upon and inure to the benefit of any such affiliate or successor.

          5.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one and the same Agreement.

          5.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):
                                  (a) If to Parent or Buyer:

                                  John H. Harland Company
                                  2939 Miller Road
                                  Decatur, Georgia 30035
                                  Attention: John C. Walters
                                  Telecopy: (770) 593-5619

                                  with a copy to:

                                  King & Spalding
                                  191 Peachtree Street
                                  Atlanta, Georgia 30303-1763
                                  Attention: Alan J. Prince, Esq.
                                             Mark E. Thompson, Esq.
                                  Telecopy: (404) 572-5100

                                  (b) If to Securityholder:

                                     [NAME OF SECURITYHOLDER]
                                     [ADDRESS OF SECURITYHOLDER]
                                      Telecopy: [TELECOPY NUMBER OF
                                                 SECURITYHOLDER]
                                  with a copy to:

                                  Tonkon Torp LLP
                                  1600 Pioneer Tower
                                  888 SW Fifth Avenue
                                  Portland, Oregon 97204-2099
                                  Attention: Ronald L. Greenman, Esq.

                                  Telecopy: (503) 972-3706

          5.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

          5.10 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          5.11 Further Assurances. From time to time at or after the date Buyer purchases shares of Company Common Stock pursuant to the Initial Offer, at Buyer's request and without further consideration, Securityholder shall execute and deliver to Buyer such documents and take such action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

     IN WITNESS WHEREOF, Buyer, Parent and Securityholder have caused this Agreement to be duly executed as of the day and year first above written.

                                      JH ACQUISITION CORP.

                                      By:
                                      ------------------------------------------
                                                        Name:
                                                        Title:

                                      JOHN H. HARLAND COMPANY

                                      By:
                                      ------------------------------------------
                                                        Name:
                                                        Title:

                                      ------------------------------------------
                                               [NAME OF SECURITYHOLDER]

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of Concentrex or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

             By Hand:                     By Overnight Courier:                      By Mail:
    Reorganization Department               85 Challenger Road              Reorganization Department
           120 Broadway                      Mail Stop-Reorg                      P.O. Box 3301
            13th Floor                 Ridgefield, New Jersey 07660     South Hackensack, New Jersey 07606
     New York, New York 10271


            By Facsimile Transmission:                              Confirm by Telephone:
                  (201) 296-4293                                       (201) 296-4860

     Any questions and requests for assistance may be directed to the Information Agent at its telephone number and address listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                (Georgeson Shareholder Communications Inc. Logo)

                         17 State Street, 10(th) Floor
                               New York, NY 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064